Exhibit 10.2

AGREEMENT OF SALE AND PURCHASE

BETWEEN
HINES GLOBAL REIT 550 TERRY FRANCOIS LP,
a Delaware limited partnership

as Seller
AND

MB 550 TFB, Inc.,
a California corporation

as Purchaser

pertaining to

550 Terry Francois Boulevard, San Francisco, CA
EXECUTED EFFECTIVE AS OF

January 18, 2019

AGREEMENT OF SALE AND PURCHASE
THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is entered into and effective for all purposes as of January 18, 2019 (the “Effective Date”), by and between HINES GLOBAL REIT 550 TERRY FRANCOIS LP, a Delaware limited partnership (“Seller”), and MB 550 TFB, Inc , a California corporation (“Purchaser”).
RECITALS
Seller and THE GAP, Inc. (“Tenant”) are parties to that certain Mission Bay Office Lease dated November 22, 2000 (“Original Lease”). The Original Lease has been amended by that certain First Amendment to Lease dated May 31, 2001 (the “First Amendment”); that certain Second Amendment to Lease dated August 15, 2002 (the “Second Amendment”); that certain Third Amendment to Lease dated September 8, 2005 (the “Third Amendment”); that certain Fourth Amendment to Lease dated October 28, 2015 (“Fourth Amendment”), that certain Fifth Amendment to Lease dated February 17, 2016 (“Fifth Amendment”), and that certain Sixth Amendment to Lease dated September 15, 2016 (“Sixth Amendment”). The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, is referred to in this Agreement as the “Lease.”
Seller delivered the “Proposed Sale Notice” (as defined in the Third Amendment) to Purchaser on November 21, 2018, and Tenant delivered its Preliminary Interest Notice (as defined in the Third Amendment) on December 5, 2018.
Tenant thereafter transferred its rights under Paragraph 6 of the Third Amendment (pertaining to a right of first offer) to Purchaser, which is a wholly owned subsidiary of Tenant. Purchaser is now the sole holder of such rights.
This Agreement sets forth the Acquisition Terms as defined in Section 6.3 of the Third Amendment to the Lease, and Seller expressly agrees that the execution and delivery of this Agreement by Purchaser shall be deemed to constitute the “Election Notice” provided for in Section 6.3 of the Third Amendment.
Seller has entered into a binding purchase and sale agreement (“Prior Purchase Agreement”) with a third-party buyer (“Prior Purchaser”) that is subject to Tenant’s right to purchase the Property pursuant to Section 6 of the Third Amendment and this Agreement.
Although this Agreement is entered into pursuant to the Lease, except as may be otherwise expressly provided herein, nothing in this Agreement shall be deemed to amend the Lease or otherwise modify or affect in any way the rights and obligations of Seller and Purchaser as, respectively, “Landlord” and “Tenant” under the Lease.
In consideration of these facts and the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:
“Acceptable Association Estoppel” has the meaning ascribed to such term in Section 7.4(a).
“Additional REA and CCR Estoppels” has the meaning ascribed to such term in Section 7.4(b).
“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Agreement” has the meaning ascribed to such term in the opening paragraph.
“Agreement Regarding Successor Project Labor Agreement” means the Agreement Regarding Successor Project Labor Agreement dated as of November 10, 2005 between Mission Bay S26a/S28, LLC and Catellus Operating Limited Partnership, on the one hand, and GLL Terry Francois Blvd., LLC, on the other.
“Arbiter” has the meaning ascribed to such term in Section 10.9(d).
“Assignment Agreement” means an Assignment, Assumption and Release Agreement in substantially the form attached hereto as Exhibit M-1 (subject to such modifications as may be reasonably requested by the Successor Agency to the Redevelopment Agency, including, without limitation, that Paragraphs 9.13 and 9.14 thereof be deleted).
“Assignment and Assumption of Successor Project Labor Agreement” means an Assignment and Assumption of Successor Project Labor Agreement in substantially the form attached hereto as Exhibit M-2 attached hereto.
“Assignment and Assumption of Tax Payment Agreement” means an Assignment and Assumption of Tax Payment Agreement in substantially the form attached hereto as Exhibit M-3 attached hereto.
“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Purchaser, Seller, the Real Property, the Improvements, or any portion thereof, including, without limitation, the California Regional Water Quality Control Board.
“Authorized Qualifications” has the meaning ascribed to such term in Section 10.8.

“Base Year Value” has the meaning ascribed to such term in Section 17.27.
“Block 26/27 Owner” has the meaning ascribed to such term in Section 17.26.
“Blocked Person” has the meaning ascribed to such term in Section 7.3.
“Broker” has the meaning ascribed to such term in Section 11.1.
“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close in Houston, Texas or San Francisco, California. In the event that any date or any period provided for in this Agreement shall end on a day other than a Business Day, the applicable date shall be, or the period shall end on, the next Business Day.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as the same may be amended.
“Certifying Party” has the meaning ascribed to such term in Section 4.6.
“CFD Assessments” means the special taxes levied or to be levied on the Property and other property in the Mission Bay Development Area in accordance with the terms and conditions of the “Rate and Method of Apportionment of Special Tax” applicable to the CFDs.
“CFDs” means, collectively, the City and County of San Francisco Community Facilities District No. 5 (Mission Bay Maintenance District) (the “Maintenance CFD”) and the City and County of San Francisco Community Facilities District No. 6 (Mission Bay South Public Improvements) (the “Infrastructure CFD”), each established under the Mission Bay South Financing Plan (which is annexed to the South OPA as Attachment E), and San Francisco Community Facilities District 90-1 (Public School Facilities) (the “Public School CFD”).
“Claim Dispute” has the meaning ascribed to such term in Section 10.9(b).
“Claims” has the meaning ascribed to such term in Section 5.6(a).
“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.
“Closing Date” means February 4, 2019, or such earlier date as may be mutually agreed upon by Purchaser and Seller.
“Closing Documents” has the meaning ascribed to such term in Section 16.1.
“Closing Statement” has the meaning ascribed to such term in Section 10.4(a).
“Closing Surviving Obligations” means the covenants, rights, liabilities and obligations set forth in Sections 2.4, 3.3, 4.5, 4.7, 5.2(b), 5.3, 5.5, 5.6, 7.3, 8.1 (subject to Section 16.1), 8.2 (subject to the limitations therein), 10.4 (subject to the limitations therein), 10.6, 10.7,

10.9, 11.1, 12.1, 13.3, 15.1, 16.1, 17.2, 17.7, 17.8, 17.10, 17.11, 17.14, 17.15, 17.16, 17.17, 17.20, 17.23, 17.24, 17.25, 17.26, 17.27, 17.28, 17.29, 17.30, 17.31, 17.32, 17.33 and 17.34.
“Closing Time” has the meaning ascribed to such term in Section 10.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Contingency Date” means January 19, 2019, which shall not be extended notwithstanding that it is not a Business Day.
“Current Tax Period” means the fiscal year of the applicable taxing authority during which the Closing occurs.
“Deed” has the meaning ascribed to such term in Section 10.3(a).
“Delinquent” has the meaning ascribed to such term in Section 10.4(b).
“Deposit Time” means 12:01 p.m. Pacific Time on the Business Day one day prior to the Closing Date.
“Development Entitlements” means those documents and materials governing development of the Property listed on Exhibit N attached hereto.
“Diversity Program” has the meaning set forth in Section 17.31.
“Documents” has the meaning ascribed to such term in Section 5.2(a).
“Due Diligence Items” has the meaning ascribed to such term in Section 5.4.
“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.
“Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Environmental Covenant” means the Covenant and Environmental Restriction on property affecting the Property, dated February 23, 2000, and recorded in the Official Records as Document No. 2000-G748552-00, Reel H 598, Image 172.
“Environmental Laws” means all federal, state and local laws, rules, statutes, directives, binding written interpretations, binding written policies, court decisions, ordinances and regulations, now or hereafter in force and effect and as amended from time to time, issued by any Authorities in any way relating to or regulating human health, safety, industrial hygiene or environmental conditions, or the protection of the environment or pollution or contamination of the air (whether indoor or outdoor), soil gas, soil, surface water or groundwater, including but not limited to the Risk Management Plan, the Environmental Covenant, CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Solid Waste Disposal Act, the Clean Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C.

§ 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Safe Drinking Water and Toxic Enforcement Act (California Health and Safety Code § 25249.5 et seq.), the California Toxic Mold Protection Act (California Health and Safety Code §  26100 et seq.), the Hazardous Substance Account Act (California Health and Safety Code Section 25300 et seq.), the Hazardous Waste Control Law (California Health and Safety Code Section 25100 et seq.), the Medical Waste Management Act (California Health and Safety Code Section 25015 et seq.), and the Porter Cologne Water Quality Control Act (California Water Code Section 13000 et seq.), and any and all other comparable state and local equivalents.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Funds” has the meaning ascribed to such term in Section 10.9(c).
“Escrow Instructions” has the meaning ascribed to such term in Section 4.3.
“Excluded Claims” means all claims, actions, causes of action, demands for performance, liabilities, losses, costs and expenses, of every kind and nature, arising out of or relating to, the Lease or this Agreement.
“Executive Order” has the meaning ascribed to such term in Section 7.3.
“Final Damage” has the meaning ascribed to such term in Section 10.9(d).
“Final Proration Date” has the meaning ascribed to such term in Section 10.4(a).
“Form 593” has the meaning ascribed to such term in Section 10.3(k).
“Gap Notice” has the meaning ascribed to such term in Section 6.2(b).
“General Conveyance” has the meaning ascribed to such term in Section 10.3(b).
“Governmental Regulations” means all laws, ordinances, rules and regulations of the Authorities applicable to Seller or Seller’s use and operation of the Real Property or the Improvements or any portion thereof.
“Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant, effluent, emission, or contaminant, or words of similar import, in any of the Environmental Laws, and includes (a) petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, radon gas, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based or lead-containing paint, mold, fungi or bacterial matter, polychlorinated biphenyls (PCBs), radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity, asbestos, asbestos-containing material, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing PCBs, and (b) any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, waste, phosphates, or chlorine.
“Immaterial Events” has the meaning ascribed to such term in Section 10.8.
“Improvements” means all buildings, structures, fixtures, parking areas and improvements owned by Seller and located on the Real Property.
“Independent Consideration” has the meaning ascribed to such term in Section 4.2.
“Inspection Right” has the meaning ascribed to such term in Section 5.1.
“Intangible Personal Property” means to the extent assignable or transferable without the necessity of consent or approval (and if consent or approval is required, to the extent such consent or approval has been obtained, Seller being obligated to use commercially reasonable efforts through the Closing Date to obtain such approvals) all of Seller’s right, title, and interest in all trade names, trademarks, logos, and service marks (in each case, if any) utilized by Seller or which Seller has a right to utilize in connection with the operation of the Real Property and Improvements thereon (other than the names or variations thereof of Hines Interests Limited Partnership (or Hines), Seller, its Affiliates, and the property manager), provided however, that the foregoing definition shall specifically exclude all Reserved Company Assets.
“Interim Period” means the time between the date of this Agreement and the earlier to occur of the Closing Date and the date, if any, as of which this Agreement is terminated.
“Lease” has the meaning ascribed to such term in the recitals after the opening paragraph and preceding Article 1 of this Agreement.
“Leasing Costs” means, with respect to the Lease, all leasing commissions, brokerage commissions, tenant improvement allowances, rent abatements, free rent and similar inducements, capital costs and expenses incurred for capital improvements to satisfy the initial construction obligations under the Lease, legal and other professional fees, payments made for the purposes of satisfying or buying out the obligations of Tenant under the Lease, relocation costs and all other expenditures, in each case, to the extent that the landlord under the Lease is responsible for the payment of such cost or expense.
“Licenses and Permits” means all of Seller’s right, title, and interest, to the extent assignable without the necessity of consent or assignable only with consent and such consent has been obtained (and Seller shall use commercially reasonable efforts to obtain any required consents), in and to all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by the Authorities prior to Closing in connection with the Real Property and the Improvements thereon, together with all renewals and modifications thereof.

“Master Commercial Declaration” means the Master Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Mission Bay Commercial recorded in the Official Records on January 16, 2001 as Document No. 2001 G889923-00 at Reel H804, Image 0058, as the same has been or may hereafter be amended.
“Material Breach” has the meaning ascribed to such term in Section 10.9(a).
“Material Breach Credit” has the meaning ascribed to such term in Section 10.9(b).
“Material Title Matters” means a new title objection discovered pursuant to Section 6.2(b) that creates loss, damage, or liability in excess of $250,000.
“Master Developer” means FOCIL-MB, LLC and its successors and assigns in its capacity as master developer under the South OPA.
“MBCMC” has the meaning set forth in Section 17.24.
“Mission Bay Development Area” means that certain real property located in the City and County of San Francisco and generally bounded by Townsend Street, Third Street, relocated Terry Francois Boulevard, Mariposa Street and Seventh Street.
“Mission Bay South Redevelopment Project Area” means the area located in the City and County of San Francisco that is the subject of the South OPA.
“Must-Cure Matters” has the meaning ascribed to such term in Section 6.2(c).
“Natural Hazard Expert” has the meaning ascribed to such term in Section 5.6(f).
“Natural Hazard Matters” has the meaning ascribed to such term in Section 5.6(f).
“New Exception” has the meaning ascribed to such term in Section 6.2(b).
“Non-Foreign Entity Certification” has the meaning ascribed to such term in Section 10.3(e).
“OFAC” has the meaning ascribed to such term in Section 7.3.
“Official Records” means the official records of the City and County of San Francisco, State of California.
“Operating Expense Recoveries” has the meaning ascribed to such term in Section 10.4(c).
“Other Party” has the meaning ascribed to such term in Section 4.6.
“Parking Structure” has the meaning ascribed to such term in Section 17.26.

“Parking Structure Easement Agreement” has the meaning ascribed to such term in Section 17.26.
“Permitted Exceptions” has the meaning ascribed to such term in Section 6.3.
“Permitted Outside Parties” means Purchaser’s attorneys, partners, members, accountants, consultants, contractors, representatives, employees, advisors, potential lenders, potential investors or potential purchasers.
“Personal Property” means all of Seller’s right, title and interest in and to the equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements, but specifically excluding (i) any items of personal property owned by Tenant under the Lease, (ii) any items of personal property owned by third parties and leased to Seller (unless exclusively used in the operation, maintenance of repair of the Improvements), (iii) any items of personal property owned or leased by Seller’s property manager (unless exclusively used in the operation, maintenance of repair of the Improvements), and (iv) all other Reserved Company Assets.
“PILOT Agreement” has the meaning set forth in Section 17.27.
“Property” has the meaning ascribed to such term in Section 2.1.
“Property Approval Period” shall have the meaning ascribed to such term in Section 5.4.
“Proration Items” has the meaning ascribed to such term in Section 10.4(a).
“PTR” has the meaning ascribed to such term in Section 6.2(a).
“Purchase Price” has the meaning ascribed to such term in Section 3.1.
“Purchaser” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Purchaser Party” means Purchaser’s authorized agents and representatives when acting within the course and scope of their duties.
“Purchaser Persons” has the meaning ascribed to such term in Section 8.2(e).
“Purchaser’s Claimed Damage” has the meaning ascribed to such term in Section 10.9(d).
“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.
“REA Notice Letters” has the meaning ascribed to such term in Section 10.7(b).

“Real Property” means those certain parcels of or interests in the real property located at 550 Terry Francois Boulevard, San Francisco, California and commonly known as 550 Terry Francois, as more particularly described on Exhibit A attached hereto, together with all of Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller’s right, title and interest in and to the streets, alleys and rights-of-way which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“Rentals” means all base or minimum rent, additional rent and other charges under the Lease.
“Reporting Person” has the meaning ascribed to such term in Section 4.10(a).
“Representative” means, with respect to any person, such person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.
“Reserved Company Assets” means the following assets of Seller as of the Closing Date: all cash, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies), accounts receivable and any right to a refund or other payment relating to a period prior to the Closing, including any real estate tax refund (subject to the prorations and obligations hereinafter set forth), bank accounts, claims or other rights against any present or prior partner, member, employee, agent, manager, officer or director of Seller or its direct or indirect partners, members, shareholders or affiliates, any refund in connection with termination of Seller’s existing insurance policies, all contracts between Seller and any law firm, accounting firm, property manager, leasing agent, broker, environmental consultants and other consultants and appraisers entered into prior to the Closing, any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), the internal books and records of Seller relating, for example, to contributions and distributions prior to the Closing, any software not reasonably related to the operation of equipment or other components of the Property, and the names “Hines” or “Hines Interests Limited Partnership”, and any derivations thereof, and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Authority or other third party with respect to any improvement, subdivision or development obligations concerning the Property or any other real property owned by Seller, and any other intangible property that is not used exclusively in connection with the Property.
“Reserved Lease Rights” means rights of Seller under the Lease with respect to Seller’s interest in revenues and prorations pertaining to the period before the Closing and Seller’s rights under Section 18 of the Lease, if any, with respect to an assignment of the ROFO or this Agreement prior to Closing, but not as to any Subsequent Sale Transaction.
“Risk Management Plan” and “RMP” mean the Risk Management Plan for the Mission Bay Development Area, as more particularly described on Exhibit N attached hereto, as the same may have been or hereafter be amended.

“ROFO” means the right of first offer set forth in Paragraph 6 of the Third Amendment, including all rights and obligations of Tenant, Purchaser and Seller under the Lease in connection therewith.
“Sale” has the meaning ascribed to such term in Section 2.1.
“Seller” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Seller Persons” has the meaning ascribed to such term in Section 8.1(k).
“Seller Released Parties” has the meaning ascribed to such term in Section 5.6(a).
“Seller’s Claimed Damage” has the meaning ascribed to such term in Section 10.9(d).
“Service Contracts” means all of Seller’s right, title and interest in service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating to the Property and under which Seller is currently paying for services rendered in connection with the Property, as listed and described on Exhibit B attached hereto, and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1(e).
“Significant Portion” means damage by fire or other casualty (or loss of value due to condemnation or eminent domain proceedings) to the Property or a portion thereof requiring repair costs (or resulting in a loss of value) in excess of an amount equal to five percent (5%) of the Purchase Price, as such repair costs or loss of value calculation may reasonably be estimated and substantiated by Seller in accordance with the terms of Section 9.2.
“South OPA” means the Mission Bay South Owner Participation Agreement listed on Exhibit N attached hereto.
“Subsequent Purchaser” has the meaning ascribed to such term in Section 12.1.
“Subsequent Sale Transaction” has the meaning ascribed to such term in Section 12.1.
“Successor Agency to the Redevelopment Agency” means the Office of Community Investment and Infrastructure of the City and County of San Francisco, as successor-in-interest to the Redevelopment Agency of the City and County of San Francisco.
“Survey” has the meaning ascribed to such term in Section 6.1.
“Survival Period” means the date that is six (6) months after the Closing Date.
“Taking Notice” has the meaning ascribed to such term in Section 9.3.

“Tax Allocation Debt Promissory Note” means a Tax Allocation Debt Promissory Note in substantially the form attached hereto as Exhibit M-4.
“Tax Payment Agreement” means that certain Tax Payment Agreement dated as of November 10, 2005 between FOCIL-MB, LLC and 550 Terry Francois Blvd., L.L.C., and recorded in the Official Records on November 14, 2005 as Instrument No. 2005I070743.
“Termination Notice” has the meaning ascribed to such term in Section 4.6.
“Termination Nullification Notice” has the meaning ascribed to such term in Section 10.9(b).
“Termination Nullification Period” has the meaning ascribed to such term in Section 10.9(b).
“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 7.3, 10.6(d), 11.1, 12.1, 16.1, Article XIII and Article XVII.
“Title Company” means Commonwealth Land Title Insurance Company, National Commercial Services, at its offices located at 888 S. Figueroa Street, Suite 2100, Los Angeles, California 90017, Attn: Barbara Laffer, Telephone No.: (213) 330-3032, E-Mail: barbara.laffer@cltic.com. The Title Company acts also as the escrow agent for the Sale. Where the Title Company acts as the escrow agent, its liability is limited to those arising from its role as a neutral stakeholder acting only upon matching instructions from all parties to the escrow.
“Title Policy” has the meaning ascribed to such term in Section 6.3.
“TMA” has the meaning set forth in Section 17.24.
“To Seller’s Knowledge” and similar terms means the present actual (as opposed to constructive or imputed) knowledge solely of Josh Gravenor and Chris Trotier, without any independent investigation or inquiry whatsoever, other than discussions with the on-site property manager. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individuals shall not be deemed to be parties to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individuals for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals, some of which are not employees of Seller, but are employees of the third-party manager for the Property).
“Transfer” means to sell, assign, convey, lease, sublease, mortgage, hypothecate or otherwise alienate.
“Transferee” means any natural person, corporation, firm, partnership, limited liability company, association, joint venture, governmental or political subdivision or agency or any similar entity to whom a Transfer is made.

“Transfer Taxes” means all transfer taxes charged by the City, County and State in which the Property is located in the nature of documentary transfer taxes, however denominated.
Section 1.2    References; Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.
ARTICLE II
AGREEMENT OF PURCHASE AND SALE
Section 2.1    Agreement. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of Seller’s right, title, and interest in and to the Real Property, together with all of Seller’s right, title and interest in and to each of the following attributable the Real Property: (a) the Improvements; (b) the Personal Property; (c) the Lease, excluding therefrom the Reserved Lease Rights; (d) the Service Contracts in effect on the Closing Date, (e) the Licenses and Permits; and (f) the Intangible Personal Property, in each of the cases of (e) and (f) to the extent assignable without the necessity of consent or approval and, if consent or approval is required, to the extent any necessary consent or approval has been obtained (and Seller shall use commercially reasonable efforts to obtain any required consents or approvals) (the foregoing sale and purchase being defined herein as the “Sale”). The Real Property, together with the Improvements, the Personal Property, the Lease (excluding therefrom the Reserved Lease Rights), the Service Contracts, the Licenses and Permits and the Intangible Personal Property relating thereto, are hereinafter collectively, the “Property.”
Section 2.2    Indivisible Economic Package. Purchaser has no right or obligation to purchase, and Seller has no right or obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.
Section 2.3    Incorporation of Recitals. The recitals of fact after the opening paragraph and preceding Article I are incorporated into this Agreement by this reference for purposes of interpreting this Agreement.
Section 2.4    Transfer of ROFO.
(a)    Purchaser hereby assumes all of the obligations of Tenant with respect to the ROFO under the Lease for the benefit of Seller.
(b)    Purchaser and Seller retain all of their respective rights under the Lease with respect to the ROFO, and neither the execution of this Agreement nor, except as provided in Section 2.4(c), the performance or nonperformance by Purchaser or Seller of its obligations hereunder is intended as or shall constitute a waiver of such rights or any part thereof by Purchaser or Seller.
(c)    The execution of this Agreement by Seller and the performance by Seller of its obligations hereunder will together constitute full performance of the obligations of Seller under or in connection with the ROFO.
ARTICLE III
CONSIDERATION
Section 3.1    Purchase Price. The purchase price for the Property (the “Purchase Price”) is Three Hundred Forty-Two Million Five Hundred Thousand Dollars ($342,500,000.00) in the aggregate in lawful currency of the United States of America, payable as provided in Section 3.4.
Section 3.2    Withholding. Purchaser shall be entitled to deduct and withhold any amounts from the consideration otherwise payable pursuant to this Agreement that are required to be withheld with respect to the making of any such payment under the Code, or any applicable provision of state, local or foreign tax law. To the extent that such amounts are so withheld and paid over to the proper Authority by Purchaser, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Section 3.3    Assumption of Obligations. As additional consideration for the purchase and sale of the Property, effective as of the Closing Date, Purchaser will be deemed to have, and by virtue of closing the purchase of the Property, Purchaser shall have assumed and agreed to perform or pay, as applicable, all of the covenants and obligations of Seller or Seller’s predecessors in title under the Lease, Service Contracts, Licenses and Permits, Personal Property, and Intangible Personal Property assigned to Purchaser and which are to be performed on or subsequent to the Closing Date.
Section 3.4    Method of Payment of Purchase Price. No later than the Deposit Time, Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.4, and any credit for the Earnest Money Deposit being applied to the Purchase Price), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. Provided that Seller has delivered into escrow or before the Deposit Time the documents required pursuant to Section 10.3 (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), and (o) of this Agreement, then no later than 1:00 p.m. Pacific time on the Closing Date: (a) Purchaser will cause the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available federal funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section 10.4) less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, and (b) Seller will direct the Title Company to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

ARTICLE IV
EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS
Section 4.1    Earnest Money Deposit. Within one (1) Business Day following the Effective Date, Purchaser shall deposit with the Title Company, in immediately available federal funds, the sum of Twenty-Five Million Dollars ($25,000,000.00) (the “Earnest Money Deposit”), which will be held in escrow by the Title Company pursuant to this Agreement. If Purchaser fails to deposit the Earnest Money Deposit within the time period described above, this Agreement shall automatically terminate.
Section 4.2    Independent Consideration. Within one (1) Business Day following the Effective Date, Purchaser shall pay to Seller One Hundred Dollars ($100.00) as independent consideration (the “Independent Consideration”) for Purchaser’s right to purchase the Property and Seller’s execution, delivery, and performance of this Agreement, by delivering a check for such sum to: Hines Global REIT 550 Terry Francois, Attn: George Clever, 101 California Street, Ste. 1000, San Francisco, CA 94111-5894. Notwithstanding anything to the contrary contained herein (including any reference to the return of the Earnest Money Deposit to Purchaser), Seller shall, in all events, retain the Independent Consideration, but the Independent Consideration shall be applied as a credit against the Purchase Price at the Closing. Purchaser and Seller hereby acknowledge and agree that the Independent Consideration constitutes adequate and sufficient consideration for Purchaser’s right to purchase the Property and Seller’s execution, delivery, and performance of this Agreement, and that the loss of Purchaser’s ability to use the funds constituting the Earnest Money Deposit as provided in this Agreement constitutes further consideration therefor.
Section 4.3    Escrow Instructions. This Article IV constitutes the escrow instructions of Seller and Purchaser to the Title Company with regard to the Earnest Money Deposit and the Closing (the “Escrow Instructions”). By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties agree to make such deletions, substitutions and additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing and which do not substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control as between Seller and Purchaser.
Section 4.4    Documents Deposited into Escrow. On or before the Deposit Time, (a) Purchaser will cause the difference between the Purchase Price and the Earnest Money Deposit and interest thereon (subject to the prorations provided for in Section 10.4 and with the addition of all Closing costs to be paid by Purchaser) to be transferred to the Title Company’s escrow account, in accordance with the timing and other requirements of Section 3.4, (b) Purchaser will deliver in escrow to the Title Company the documents described and provided for in Section 10.2, and (c) Seller will deliver in escrow to the Title Company the documents described and provided for in Section 10.3.
Section 4.5    Closing. When Purchaser and Seller have delivered the documents required by Section 4.4, the Title Company will:

(a)    If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Seller) the reporting statement required under Section 6045(e) of the Code and Section 4.10;
(b)    Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;
(c)    Disburse, by wire transfer, to Seller of immediately available federal funds, in accordance with wiring instructions to be delivered by Seller to the Title Company, all sums to be received by Seller from Purchaser at the Closing, consisting of the Purchase Price as adjusted in accordance with the provisions of this Agreement;
(d)    Deliver to Purchaser the Deed and any other Closing Documents to be recorded in the Official Records by agreeing to cause the same to be recorded in the Official Records and agreeing to obtain conformed copies of the recorded Closing Documents for delivery to Purchaser and to Seller following recording;
(e)    Issue to Purchaser the Title Policy required by Section 6.3;
(f)    Deliver to Seller, in addition to Seller’s Closing proceeds, all Closing Documents deposited with the Title Company for delivery to Seller at the Closing; and
(g)    Deliver to Purchaser, in addition to any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement, all Closing Documents deposited with the Title Company for delivery to Purchaser at the Closing.
Section 4.6    Termination Notices. If at any time prior to the expiration of the Property Approval Period, the Title Company receives a notice from Purchaser that Purchaser has exercised its termination right under Section 5.4 (a “Termination Notice”), the Title Company, within three (3) Business Days after the receipt of such notice or after the Contingency Date, as applicable, will deliver the Earnest Money Deposit to Purchaser without any notice to, or consent of, Seller being required. If at any time, except as provided in the preceding sentence, the Title Company receives a certificate of either Seller or of Purchaser (for purposes of this Section 4.6, the “Certifying Party”) stating that: (a) the Certifying Party is entitled to receive the Earnest Money Deposit pursuant to the terms of this Agreement, and (b) a copy of the certificate was delivered as provided herein to the other party (for purposes of this Section 4.6, the “Other Party”) prior to or contemporaneously with the giving of such certificate to the Title Company, then, the Title Company shall notify the Other Party in writing of the Title Company’s receipt of such certificate. Unless the Title Company has then previously received, or receives within three (3) Business Days after such written notification to the Other Party of the Title Company’s receipt of the Certifying Party’s certificate, contrary instructions from the Other Party, the Title Company, within one (1) Business Day after the expiration of the foregoing three (3) Business Day period, will deliver the Earnest Money Deposit to the Certifying Party, and thereupon the Title Company will be discharged and released from any and all liability hereunder. If the Title Company receives contrary instructions from the Other Party within three (3) Business Days following such written notification to the Other Party of the Title

Company’s receipt of said certificate, the Title Company will not so deliver the Earnest Money Deposit, but will continue to hold the same pursuant hereto, subject to Section 4.7.
Section 4.7    Joint Indemnification of Title Company; Conflicting Demands on Title Company. If this Agreement or any matter relating hereto (other than the PTR or the Title Policy) becomes the subject of any litigation or controversy, Purchaser and Seller jointly and severally will hold the Title Company free and harmless from any loss or expense, including reasonable attorneys’ fees, that may be suffered by it by reason thereof other than as a result of the Title Company’s gross negligence or willful misconduct. In the event conflicting demands are made or notices served upon the Title Company with respect to this Agreement, or if there is uncertainty as to the meaning or applicability of the terms of this Agreement or the Escrow Instructions, Purchaser and Seller expressly agree that the Title Company will be entitled to file a suit in interpleader and to obtain an order from the court requiring Purchaser and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader and the deposit of the Earnest Money Deposit into the registry of the court, the Title Company will be fully released and discharged from any further obligations imposed upon it by this Agreement after such deposit.
Section 4.8    Maintenance of Confidentiality by Title Company. Except as may otherwise be required by law or reasonably necessary in connection with this Agreement and any agreement between Purchaser and Subsequent Purchaser, the Title Company will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Seller in each instance; provided, however, that the foregoing shall not prohibit Title Company from disclosing the foregoing information to any Permitted Outside Party.
Section 4.9    Investment of Earnest Money Deposit. The Title Company will invest and reinvest the Earnest Money Deposit, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond the Closing Date, or (b) an interest-bearing account at a commercial bank mutually acceptable to Seller, Purchaser and the Title Company. The investment of the Earnest Money Deposit will be at the sole risk of Purchaser and no loss on any investment will relieve Purchaser of its obligations to pay to Seller as liquidated damages the original amount of the Earnest Money Deposit as provided in Article XIII, or of its obligation to pay the Purchase Price. All interest earned on the Earnest Money Deposit will be the property of Purchaser and will be reported to the Internal Revenue Service as income until such time as Seller is entitled to the Earnest Money Deposit pursuant to this Agreement. Purchaser will provide the Title Company with a taxpayer identification number and will pay all income taxes due by reason of interest accrued on the Earnest Money Deposit.
Section 4.10    Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)    The Title Company (for purposes of this Section 4.10, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.
(b)    Seller and Purchaser each hereby agree:
(c)    to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and
(d)    to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.
(e)    Each party hereto agrees to retain this Agreement for not less than four (4) years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.
(f)    The addresses for Seller and Purchaser are as set forth in Section 14.1 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.
ARTICLE V
INSPECTION OF PROPERTY
Section 5.1    Inspection. Through the earlier of termination of this Agreement or the Closing, Purchaser and its agents, representatives, contractors and consultants shall have the right to inspect and investigate the Property and conduct such tests, evaluations and assessments of the Property as Purchaser deems reasonably necessary, appropriate or prudent in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement (the “Inspection Right”). This Inspection Right is in addition to, and in no way supplants or modifies, Purchaser’s possessory interest in the Property and its rights under the Lease. In exercising the Inspection Right, no invasive testing or sampling shall be conducted by Purchaser or any Purchaser Party upon the Real Property or Improvements without Seller’s prior written consent, which consent may be withheld, delayed, or conditioned in Seller’s sole and absolute discretion. Purchaser shall have the right to conduct a Phase I Environmental Assessment, to the extent the same is to be completed by a reputable, bonded and insured consultant licensed in the state in which the Property is located carrying the insurance required under Section 5.3 below. If Purchaser or any Purchaser Party undertakes any borings or other disturbances of the soil, the soil shall be re-compacted to its condition as existed immediately before any such borings or other disturbances were undertaken. If Purchaser or any Purchaser Party takes any sample from the Real Property in connection with any testing, Purchaser shall, upon the request of Seller, provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.

Section 5.2    Document Review.
(a)    As of the Effective Date Seller shall have made available to Purchaser and its authorized agents or representatives for review, inspection, examination, analysis and verification, either via electronic virtual data room, by delivery of materials to Purchaser’s representatives, by access to the Title Company’s data room, or by being made available at the office of the property manager, the following, to the extent in Seller’s possession or, To Seller’s Knowledge, within its control: (i) all environmental reports and studies of the Property; (ii) assessments (special or otherwise), ad valorem and personal property tax bills, covering the three (3) years preceding the Effective Date; (iii) Seller’s most currently available rent roll and operating statements and rent rolls for the stub period of the current calendar year plus the prior two (2) calendar years; (iv) copies of Service Contracts and Licenses and Permits; (v) all property condition assessments and all engineering, mechanical and other drawings, blueprints and specifications and similar documentation relating to the Property; (vi) all written notices relating to any non-compliance of Governmental Regulations received by Seller during its period of ownership regarding the Property; (vii) all written notices received by Seller during its period of ownership regarding the release or existence of any Hazardous Substances in, on, under or about the Property in violation of Governmental Regulations; and (viii) to the extent not included in items (i) and (v) above, all property condition reports and environmental reports provided to Prior Purchaser in connection with the Prior Purchase Agreement (collectively, the “Documents”). All Documents shall continue to be available to Purchaser and its authorized agents or representatives through the Closing Date. Purchaser acknowledges that it has received copies of all the Service Contracts listed on Exhibit B. “Documents” shall not include (and Seller shall have no obligation under this Agreement to provide materials requested by Purchaser that constitute) (1) any document or correspondence which would be subject to the attorney-client privilege or covered by the attorney work product doctrine; (2) any document or item which Seller is contractually or otherwise bound to keep confidential (except to the extent that Tenant would be entitled to review such materials pursuant to the Lease); (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller or Seller’s Affiliates relating to Seller’s valuation of the Property; (5) any appraisals of the Property, whether prepared internally by Seller or Seller’s Affiliates or externally; (6) any documents or items which Seller reasonably and in good faith considers proprietary (such as Seller’s or its property manager’s operation manuals, software programs or other electronic media or services that are subject to licenses or other agreements that are personal to Seller or Seller’s property manager); (7) organizational, financial and other documents relating to Seller or Seller’s Affiliates (other than evidence of due authorization and organization as may be required under this Agreement); (8) any materials projecting or relating to the future performance of the Property; or (9) any documents pertaining to the Reserved Company Assets.
(b)    Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property. Purchaser hereby acknowledges that, except as expressly provided in this Agreement, Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof (whether prepared by Seller, Seller’s Affiliates or any other person or entity). Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.
Section 5.3    Inspection Obligations.
(a)    Purchaser agrees that in inspecting or examining the Property under this Agreement (but only insofar as the same is distinguishable from exercise of Tenant’s possessory interest under the Lease), Purchaser and each Purchaser Party will not damage any part of the Property or any personal property owned or held by Seller or permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights under this Article V. The parties acknowledge that Tenant has an obligation pursuant to Section 9.2 of the Lease to maintain certain insurance coverage, and that such insurance coverage covers any inspections, entries, samplings or tests by Purchaser Parties hereunder. Purchaser will promptly pay when due the costs of all inspections, entries, samplings and tests conducted by Purchaser or any Purchaser Party and examinations done with regard to the Property; and except with respect to any damage that (A) is covered or required to be covered by insurance required to be maintained by Seller as “Landlord” under the Lease and subject to the waiver of subrogation contained in Section 9.3.6 of the Lease; or (B) is subject to Seller’s duty as “Landlord” under the Lease to indemnify Tenant pursuant to Section 9.4.2 of the Lease, promptly restore the Property to its condition as existed immediately prior to any such inspection, investigations, examinations, entries, samplings and tests.
(b)    Purchaser hereby indemnifies, defends and holds Seller and all of its members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, actual out-of-pocket costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) arising out of any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Purchaser Party, whether prior to or after the date hereof, with respect to the Property or any violation of the provisions of Section 5.2 and/or this Section 5.3; provided that the foregoing indemnity shall not apply to any claims, damages or other costs (i) arising by virtue of the mere discovery of any pre-existing condition at the Property in connection with any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Purchaser Party, but only to the extent such parties do not exacerbate such pre-existing condition; or (ii) that are covered or required to be covered by insurance required to be maintained by Seller as “Landlord” under the Lease and subject to the waiver of subrogation contained in Section 9.3.6 of the Lease; or (B) that are subject to Seller’s duty as “Landlord” under the Lease to indemnify Tenant pursuant to Section 9.4.2 of the Lease.
Section 5.4    Property Approval Period. Between the Effective Date and 5:00 p.m. (Pacific Time) on the Contingency Date (the “Property Approval Period”), Purchaser shall have the right to review and investigate the Property and the items set forth in Sections 5.1 and 5.2 above (collectively, the “Due Diligence Items”). Purchaser, in Purchaser’s sole and absolute discretion, may determine whether or not the Property is acceptable to Purchaser within the Property Approval Period. If Purchaser determines not to proceed with the purchase of the Property in accordance with this Agreement, then Purchaser shall, prior to 5:00 p.m. (Pacific Time) on the Contingency Date, deliver a Termination Notice to Seller. Notwithstanding the provisions of Section 14.1, any Termination Notice from Purchaser to Seller shall be deemed delivered upon Seller sending such Termination Notice via email to Seller’s representatives, Kevin McMeans and Jonathan Dunlay, at the following email addresses, respectively, without regard to any acknowledgement of receipt: kevin.mcmeans@hines.com and jon.dunlay@bakerbotts.com, with a record that such email has been delivered. If Purchaser does not timely deliver a Termination Notice, Purchaser shall be deemed to have approved the matters described in Sections 5.1 and 5.2 above and elected to waive its right to terminate this Agreement pursuant to Section 5.4, which determination shall be made by Purchaser in its sole and absolute discretion. If Purchaser delivers a Termination Notice pursuant to the foregoing, this Agreement shall automatically terminate, Purchaser shall pay any cancellation fees or charges of Title Company, and except for Termination Surviving Obligations, the parties shall have no further rights or obligations to one another under this Agreement.
Section 5.5    Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED (OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE PROPERTY APPROVAL PERIOD) ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN ANY SPECIFIC MATTERS REPRESENTED IN SECTION 8.1, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND, EXCEPT AS SET FORTH IN SECTION 8.1, NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO THE REAL PROPERTY OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO THE REAL PROPERTY, IMPROVEMENTS OR THE PERSONAL PROPERTY, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (G) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS (INCLUDING, WITHOUT LIMITATION, ALL LAWS AND REGULATIONS PERTAINING TO ENVIRONMENTAL MATTERS), IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN

SECTION 8.1, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated owner of real estate, and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property. In addition, Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Deed, the General Conveyance or other Closing Documents, it is not acting (including, as applicable, by entering into this Agreement or consummating the Sale) in reliance on: (i) any representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Purchaser or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Seller in connection with the Sale, in connection with presentations by Seller or in any other forum or setting; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information; provided, however, that the foregoing in no way diminishes Tenant’s right to rely upon data Seller has provided to Purchaser in connection with the discharge of Seller’s obligations under the Lease to the extent provided in the Lease. Purchaser has conducted, and will conduct, such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deems necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller (excluding the limited specific matters represented by Seller in Section 8.1 or elsewhere in this Agreement) or of any Affiliate, officer, director, employee, agent or attorney of Seller. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and, except as set forth in this Agreement, Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser. Upon Closing, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property. Purchaser acknowledges and agrees that upon Closing, Seller will sell and convey to Purchaser, and Purchaser will accept the Property, “AS IS, WHERE IS,” with all faults. Purchaser further acknowledges and agrees that, except for the Lease, there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any Affiliate of Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein or in the Lease. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property, and, except as provided in this Agreement, nothing in this Agreement may be construed to diminish Seller’s or Purchaser’s rights or obligations under the Lease, including, without limitation, with respect to the physical and environmental conditions on or otherwise affecting the Property to the extent provided in the Lease. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth in this Agreement. Seller and Purchaser acknowledge and agree that this Agreement in no way alters or otherwise affects the Lease or the Reserved Lease Rights, except as otherwise provided herein.
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Purchaser Initials
Section 5.6    Purchaser’s Release of Seller.
(a)    Seller Released From Liability. Except for the Excluded Claims, Purchaser, on behalf of itself and its partners, members, officers, directors, agents, controlling persons and Affiliates, hereby releases Seller, Seller’s Affiliates and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons (collectively, the “Seller Released Parties”) from any and all liability, responsibility, penalties, fines, suits, demands, actions, losses, damages, expenses, causes of action, proceedings, judgments, executions, costs of any kind or nature whatsoever and claims (collectively, “Claims”) arising out of or related to any matter or any nature relating to the Property or its condition (including, without limitation, the presence in the soil, soil gas, air, structures and surface and subsurface waters, of any Hazardous Substances or any chemical, material or substance that may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and/or that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, any latent or patent construction defects, errors or omissions, compliance with law matters, any statutory or common law right Purchaser may have for property damage Claims, bodily injury Claims, contribution or cost recovery Claims or any other Claims under Environmental Laws and/or to receive disclosures from Seller, including, without limitation, any disclosures as to the Property’s location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use of operation, or any portion thereof), valuation, salability or utility of the Property, or its suitability for any purpose, except Purchaser does not release Seller for the breach of any representations and warranties made by Seller expressly set forth in this Agreement. Without limiting the foregoing, Purchaser specifically releases Seller and the Seller Released Parties from any claims Purchaser may have against Seller and/or the other Seller Released Parties now or in the future arising from the environmental condition of the Property or the presence of Hazardous Substances or contamination on or emanating from the Property, including any rights of contribution or indemnity, except Purchaser does not release Seller for the breach of any representations and warranties made by Seller expressly set forth in this Agreement or for any Excluded Claims.
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Purchaser Initials
(b)    Purchaser’s Waiver of Objections. Purchaser acknowledges that it has inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigations and studies on and off said Property and adjacent areas as it deems or deemed necessary, and Purchaser hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject, including any rights of contribution or indemnity) against Seller, its Affiliates, or their respective officers, directors, partners, members, owners, employees or agents regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property or related to prior uses of the Property.
(c)    Purchaser Assumes Risks of Change in Laws. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.
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Purchaser Initials
(d)    California Specific Waiver Provision. In connection with Sections 5.6(a) - (c), Purchaser expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO PURCHASER THE PROVISIONS OF THIS SECTION 5.6. BY INITIALING BELOW, PURCHASER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 5.6, WITH THE UNDERSTANDING THAT THIS SECTION 5.6 DOES NOT APPLY TO THE EXCLUDED CLAIMS.
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Purchaser Initials
(e)    Flood Hazard Zone. Purchaser acknowledges that if the Real Property is located in an area which the Secretary of the Department of Housing and Urban Development has found to have special flood hazards, then pursuant to the National Flood Insurance Program, Purchaser will be required to purchase flood insurance in order to obtain a loan secured by the Real Property from a federally regulated financial institution or a loan insured or guaranteed by an agency of the United States government. Seller shall have no responsibility to determine whether the Real Property is located in an area which is subject to the National Flood Insurance Program.
(f)    Natural Hazards. Purchaser and Seller further acknowledge that Seller is required to disclose if the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1103(c)(1)); (ii) an area of potential flooding (California Government Code

Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51178 et seq.); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4135); (v) earthquake fault zone (Public Resources Code Section 2622); or (vi) a seismic hazard zone (Public Resources Code Section 2696) (sometimes all of the preceding are herein collectively called the “Natural Hazard Matters”). Purchaser and Seller hereby instruct the Title Company, or an affiliate thereof (who, in such capacity, is herein called the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1103 et seq. and to report the result of its examination to Purchaser and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its full examination will fully and completely discharge Seller from its disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code section 1103.4 regarding non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Purchaser agrees to provide Seller with a written acknowledgment of its receipt of the Natural Hazard Disclosure Statement.
ARTICLE VI
TITLE AND SURVEY MATTERS
Section 6.1    Survey. On or prior to the Effective Date, Seller has delivered to Purchaser, at Seller’s cost, a copy of that certain survey dated April, 2001 and prepared by KCA Engineers, Inc. with respect to the Real Property (the “Survey”). Seller shall have no obligation to obtain any modification, update, or recertification of the Survey. Any such modification, update or recertification of the Survey may be obtained by Purchaser at its sole cost and expense.
Section 6.2    Title and Survey Review.
(a)    Prior to the Effective Date, Purchaser has caused the Title Company to furnish or otherwise make available to Purchaser a preliminary title commitment for the Real Property dated with an effective date of July 19, 2018 (the “PTR”), and copies of all underlying title documents described in the PTR. Purchaser unconditionally approves of the condition of title to the Property and the Survey, subject to Seller’s obligations set forth in Section 6.2(c) below. Except as expressly provided in Section 6.2(c) of this Agreement, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations, or otherwise to cure or agree to cure any title objections. In no event shall Purchaser ever be deemed to have waived any Must-Cure Matters.
(b)    After the Contingency Date and prior to Closing, Purchaser may notify Seller in writing (the “Gap Notice”) of any objections to title (i) raised by the Title Company between the Contingency Date and the Closing, (ii) not disclosed in writing by the Title Company to Purchaser prior to the Contingency Date, (iii) not disclosed in writing by Seller to Purchaser and the Title Company prior to the Contingency Date and (iv) that constitute Material Title Matters

(“New Exceptions”); provided that Purchaser must notify Seller of any objection to any such New Exception within two (2) Business Days after being made aware of the existence of such New Exception. Seller shall promptly notify Purchaser if it becomes aware of any New Exceptions that arise after the Contingency Date. If Purchaser fails to deliver to Seller a notice of objections on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. Seller will have two (2) Business Days from the receipt of Purchaser’s notice (and, if necessary, Seller may extend the Closing Date to provide for such two (2) Business Day period and for two (2) Business Days following such period for Purchaser’s response), within which time Seller may, but is under no obligation to, remove or otherwise obtain affirmative insurance over the objectionable New Exceptions, or commit to remove or otherwise obtain affirmative insurance over the same at or prior to Closing. If, within the two (2) Business Day period, Seller does not remove, or obtain affirmative insurance over the objectionable New Exceptions in form satisfactory to Purchaser in Purchaser’s reasonable discretion, then Purchaser may terminate this Agreement upon delivering a notice to Seller terminating this Agreement on or before the date two (2) Business Days following expiration of the two (2) Business Day cure period, in which case Purchaser shall be entitled to return of the Earnest Money Deposit. If Purchaser fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Seller has removed or otherwise affirmatively insured over, or committed to do the same as set forth above) will be included as Permitted Exceptions. If this Agreement is terminated by Purchaser pursuant to the foregoing provisions of this Section 6.2(b), then neither Purchaser nor Seller shall have any further rights or obligations hereunder (except for the Termination Surviving Obligations) and the Independent Consideration shall be paid to Seller.
(c)    Notwithstanding any provision of this Section 6.2 to the contrary, Seller will be obligated to cure (or cause deletion from the Title Policy or provide affirmative title insurance over) exceptions to title to the Property listed on Exhibit L attached hereto (collectively, the “Must-Cure Matters”).
Section 6.3    Title Insurance. At the Closing, Purchaser requires that the Title Company issue an ALTA extended coverage Owner’s Policy of Title Insurance, with endorsements, for the Property with liability in the amount of the Purchase Price, dated as of the Closing and showing title to the Property vested in Purchaser, in exactly the form attached hereto as Exhibit 0 (the “Title Policy”). The title exceptions reflected on the Title Policy are collectively the “Permitted Exceptions”; provided, however, any New Exceptions approved or deemed approved by Purchaser pursuant to Section 6.2(b) and any exceptions voluntarily created by Purchaser shall become Permitted Exceptions. Notwithstanding the foregoing, neither the Prior Purchase Agreement nor that certain Complaint for Declaratory Relief, Case No. CGC-19-572839 filed by Seller against Purchaser and Prior Purchaser on January 16, 2019, in San Francisco Superior Court, nor any cross-complaint or any other response thereto (the “Declaratory Relief Action”), nor any claims, demands, damages, liabilities, rights, causes of action, rights of action, rights of indemnity, rights to reimbursement, rights to payment, liens and remedies of each and every kind or nature whatsoever that may arise from or in connection with either the Prior Purchase Agreement or the Declaratory Relief Action, shall be a Permitted Exception, and shall not be included as an exception in the Title Policy. Except as expressly provided in Section 6.2(c) of this Agreement, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations, or otherwise to cure or agree to cure any title matters.

ARTICLE VII
INTERIM OPERATING COVENANTS AND ESTOPPELS
Section 7.1    Interim Operating Covenants. Seller covenants to Purchaser that during the Interim Period, Seller will:
(a)    Operations. Continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and Article IX.
(b)    Maintain Insurance. Maintain its current insurance or insurance equivalent on the Improvements which is at least equivalent in all material respects to Seller’s insurance policies covering the Improvements as of the Effective Date.
(c)    Personal Property. Not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be of substantially similar quality of the item of Personal Property being replaced.
(d)    Lease. Perform on a timely basis all covenants and obligations of Seller as landlord under the Lease.
(e)    Service Contracts. Not enter into, or renew the term of, any service contract, unless such service contract is terminable on thirty (30) days (or less) prior notice without penalty or unless Purchaser consents thereto in writing, which approval will (i) not be unreasonably withheld, delayed or conditioned prior to the Contingency Date, and (ii) be in Purchaser’s sole discretion on and after the Contingency Date. During the Property Approval Period, Purchaser shall give written notice to Seller designating which, if any, Service Contracts Purchaser will assume at Closing and which, if any, Service Contracts shall be terminated by Seller at Closing, provided (%4) Seller shall not be obligated to terminate, and Purchaser will accept an assignment of, the rooftop use agreements with the Golden State Warriors (or their vendors), which expire December 31, 2019, and (%4) Seller shall not be obligated to terminate, and Purchaser will accept an assignment of, the elevator services contract.
(f)    Notices. To the extent received by Seller, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations of Governmental Regulations affecting the Property.
(g)    Encumbrances. Without Purchaser’s prior approval in its sole discretion, not voluntarily subject the Property to any additional liens, encumbrances, covenants or easements, which would not constitute Permitted Exceptions, unless released prior to Closing.
Whenever in this Section 7.1 Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, within three (3) Business Days after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its approval within said three (3) Business Day period, Purchaser shall be deemed to have approved same.

Section 7.2    Prior Purchase Agreement. Seller shall promptly notify Purchaser of any Claim asserted in writing by Prior Purchaser pertaining to any breach or alleged breach of the Prior Purchase Agreement or interference with, or inducing breach of, the Prior Purchase Agreement.
Section 7.3    OFAC. Pursuant to United States Presidential Executive Order 13224 (“Executive Order”), Seller is required to ensure that it does not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those persons (i) described in Section 1 of the Executive Order or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the United States Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, Appendix A, as in effect from time to time (as to (i) and (ii), a “Blocked Person”). If Seller learns that Purchaser is, becomes, or appears to be a Blocked Person, Seller may delay the sale contemplated by this Agreement pending Seller’s conclusion of its investigation into the matter of Purchaser’s status as a Blocked Person. If Seller determines that Purchaser is or becomes a Blocked Person, Seller shall have the right to immediately terminate this Agreement and take all other actions necessary, or in the opinion of Seller, appropriate to comply with applicable law and Purchaser shall receive a return of the Earnest Money Deposit.
Section 7.4    Declaration and CCR Estoppels.
(a)    Within seven (7) Business Days following the Effective Date, Seller shall prepare and deliver an estoppel certificate in the form attached hereto as Exhibit K to ARE-San Francisco No. 19, LLC under and with respect to the Parking Structure Easement Agreement. It shall be a Purchaser condition to Closing that Seller obtain and deliver to Purchaser the foregoing estoppel certificate (the “Acceptable Association Estoppel”). Notwithstanding anything contained herein to the contrary, provided Seller has acted in good faith to obtain the Acceptable Association Estoppel, Seller’s failure to obtain the Acceptable Association Estoppel shall not constitute a default by Seller under this Agreement. Purchaser’s sole and exclusive remedy for a failure of the condition to obtain the Acceptable Association Estoppel shall be to terminate this Agreement and receive a refund of the Earnest Money Deposit.
(a)    The Real Property may be subject to other reciprocal easement agreements, covenants and other similar agreements. Seller will cooperate with Purchaser to obtain estoppel certificates in a form reasonably approved by Purchaser (“Additional REA and CCR Estoppels”) from the parties (other than Seller and other than any Authority) to any such agreements requested by Purchaser, provided that obtaining any Additional REA and CCR Estoppels shall not be a condition to Purchaser’s obligation to Close, and the failure to obtain any such Additional REA and CCR Estoppels shall not be a default by Seller hereunder provided that Seller has acted in good faith to obtain the Additional REA and CCR Estoppels.

Section 7.5
REPRESENTATIONS AND WARRANTIES
Section 7.6    Seller’s Representations and Warranties. The following constitute the sole representations and warranties of Seller with respect to the purchase and sale of the Property contemplated hereby. Subject to the limitations set forth in Article XVI of this Agreement, Seller represents and warrants to Purchaser the following as of the Effective Date, and subject to the provisions of Article XVI (including, without limitation, Seller’s right to disclose information to Purchaser contrary to such representations and warranties) shall be deemed made as of the Closing, subject, however, to any modifications permitted under Article XVI:
(a)    Status. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and is qualified to transact business within the State of California. Seller has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
(b)    Authority; Enforceability. Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller has been and the performance by Seller of its obligations hereunder will be duly authorized by all necessary action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally.
(c)    Non-Contravention. The execution and delivery of this Agreement by Seller and the performance by Seller of Seller’s obligations under this Agreement will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which it is bound.
(d)    Suits and Proceedings. As of the Effective Date, except as listed in Exhibit E, there are no legal actions, suits or similar proceedings pending and served, or to Seller’s Knowledge, threatened, in writing, against the Property, relating to the Property, or Seller’s ownership or operation of the Property, including without limitation, condemnation, takings by an Authority or similar proceedings, which individually or in the aggregate would have a material adverse effect on the Property.
(e)    Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Code, as amended, and the regulations promulgated thereunder.
(f)    Lease. As of the Effective Date, the Lease is the only leasehold estate encumbering fee title to the Property, and there are no other written or oral leases or occupancy agreements affecting the Property executed by Seller or, to Seller’s Knowledge, by which Seller is bound other than the Lease. Seller has not received or sent out a written notice of any uncured material default by under the Lease.
(g)    Service Contracts; Commission Agreements. As of the Effective Date, Exhibit B is a true and correct list of the Service Contracts in effect as of the date hereof and Seller has delivered or made available to Purchaser for review, true and complete copies of all Service Contracts affecting the Property, as set forth on Exhibit B. There are no commission agreements affecting the Property in effect as of Effective Date. Except as disclosed on Exhibit B, Seller has not received nor sent out a written notice of any uncured material default by any party under any Service Contract affecting the Property.
(h)    Leasing Costs. There are no Leasing Costs that are currently due and payable with respect to the Lease, nor any Leasing Costs which will become due and payable in the future which exist by reason of events occurring prior to the date thereof.
(i)    Available Environmental Reports. Seller has provided or made available to reports within Seller’s possession or, to Seller’s Knowledge, control that pertain to the presence of Hazardous Substances at the Property. Except as shown in any environmental reports covering the Property which have been delivered to Purchaser pursuant to Section 5.2(a), Seller has not received written notice from any Authorities that the Property is or may be in violation of any Environmental Laws.
(j)    Other Reports. Seller has provided or made available to Purchaser all property condition reports, soils reports, building inspection reports, and other similar reports obtained on behalf of Seller and in Seller’s possession or, To Seller’s Knowledge, within Seller’s control that pertain to the Property. Except as shown in any such reports, Seller has not received written notice from any Authorities that the Property is or may be in violation of any other Governmental Regulations.
(k)    Prohibited Persons. Neither Seller, nor any Affiliate of Seller nor any Person that directly or indirectly owns ten percent (10%) or more of the outstanding equity in Seller (collectively, the “Seller Persons”), is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property, pursuant to the Executive Order or otherwise. In addition, no Seller Person is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.
(l)    Brokers. Except for the fees and expenses payable to Eastdil Secured (who represents Seller exclusively and whose compensation shall be paid exclusively by Seller), no broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Sale based upon arrangements made by or on behalf of Seller.

(m)    ERISA. Seller is not, and no portion of the Property constitutes the assets of, a “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations thereunder. To Seller’s Knowledge, no non-exempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA has occurred with respect to the Property during Seller’s ownership of the Property.
(n)    Personal Property. Seller has not granted any liens on the Personal Property that will not be released on or before Closing, except for the lien of any ad valorem personal property taxes.
(o)    Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of its express obligations under the Agreement.
(p)    No Violations. Seller has not received prior to the Effective Date and during Seller’s period of ownership any written notification from an Authority that the Property is in violation of any applicable Governmental Regulations.
(q)    Assignment of South OPA. Prior to the Effective Date, the South OPA was duly assigned to and assumed by Seller.
Section 7.7    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:
(a)    Status. Purchaser is a corporation duly organized and validly existing under the laws of the State of California and qualified to do business in the State of California. Purchaser is wholly owned subsidiary of Tenant and no person or entity other than Tenant has any direct or indirect right to control, or consent to any of, the affairs and actions of Purchaser whether by means of ownership, contract, or otherwise.
(b)    Authority; Enforceability. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and its constituent owners and/or beneficiaries and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally.
(c)    Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(d)    Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of its express obligations under this Agreement.
(e)    Prohibited Persons. Neither Purchaser, nor any Affiliate of Purchaser nor any Person that directly or indirectly owns 10% or more the outstanding equity in Purchaser (collectively, the “Purchaser Persons”), is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property, pursuant to the Executive Order or otherwise. In addition, no Purchaser Person is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.
(f)    ERISA. Purchaser is not an “employee benefit plan,” as defined in Section 3(3) of ERISA. None of the transactions contemplated herein (including those transactions occurring after the Closing) shall constitute a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.
(g)    Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Sale based upon arrangements made by or on behalf of Purchaser.
(h)    Tenant and Purchaser have provided to Seller true and correct copies of all information required to be provided to Seller in connection with the assignment of the ROFO to Purchaser pursuant to Section 18.3 of the Lease.
Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Purchaser set forth in this Section 8.2 and elsewhere in this Agreement, and under any Closing Document, will survive the Closing only until the end of the Survival Period.
ARTICLE VIII
CONDEMNATION AND CASUALTY
Section 8.1    Significant Casualty. If, prior to the Closing Date, all or any portion of the Property is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. In the event all or any Significant Portion of the Property is so destroyed or damaged, Purchaser will have the option at its sole and exclusive discretion to terminate this Agreement in its entirety upon notice to Seller given not later than ten (10) Business Days after receipt of Seller’s notice. If this Agreement is terminated, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.6 and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement, Seller will not be obligated to repair such damage or destruction, but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate Seller for loss of rental or other income from the Property attributable to periods prior to the Closing), and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by Seller to collect any such insurance proceeds or to make such repairs or to remedy any unsafe conditions at the Property (other than repairs which are the responsibility of Tenant under the Lease) as mutually agreed by Seller and Purchaser.
Section 8.2    Casualty of Less Than a Significant Portion. If less than a Significant Portion of the Property and the Improvements thereon are damaged as aforesaid, Purchaser shall not have the right to terminate this Agreement and Seller will not be obligated to repair such damage or destruction, but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate Seller for loss of rental or other income from the Property attributable to periods prior to the Closing), and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by Seller to collect any such insurance proceeds or to make such repairs or to remedy any unsafe conditions at the Property (other than repairs which are the responsibility of Tenant under the Lease) as mutually agreed by Seller and Purchaser.
Section 8.3    Condemnation of Property. If any condemnation proceedings are instituted, or written notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly, upon obtaining knowledge thereof, notify Purchaser thereof (a “Taking Notice”). If the condemnation will not result in the taking of a Significant Portion of the Property, the parties shall proceed to Closing, in which event Seller shall assign or pay to Purchaser at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation and/or pay to Purchaser all such awards previously paid, less any sums reasonably expended by Seller prior to the Closing for the restoration or repair of the Property or in negotiating or collecting such condemnation awards. In the event that such condemnation will result in taking of all or any Significant Portion of the Property, Purchaser shall have the option in its sole and exclusive discretion, which shall be exercised by written notice to Seller within ten (10) Business Days after its receipt of the Taking Notice, either (i) to terminate this Agreement in its entirety in which event the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.6 and the parties shall have no further rights or obligations under this Agreement with respect to the Property (except for the Termination Surviving Obligations), or (ii) to consummate the purchase of the Property without a reduction of the Purchase Price, in which event Seller shall assign or pay to Purchaser at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation proceeding and/or pay to Purchaser all such awards previously paid, less any sums reasonably expended by Seller prior to the Closing for the restoration or repair of the Property or in negotiating or collecting such condemnation awards. Failure of Purchaser to give notice of

Purchaser’s election within such ten (10) Business Day period shall be deemed an election by Purchaser to consummate the purchase pursuant to subsection (ii) above.
ARTICLE IX
CLOSING
Section 9.1    Closing. The Closing of the sale of the Property by Seller to Purchaser will occur on the Closing Date, TIME BEING OF THE ESSENCE, through the escrow established with the Title Company; provided Seller shall have the right to extend the Closing Date as may be reasonably necessary for up to ninety (90) days to cure the Must Cure Matters set forth at items (iv) and (v) on Exhibit L, provided Seller is using all commercially reasonable diligence to cure such matters. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.
Section 9.2    Purchaser’s Closing Obligations. On or before the Deposit Time, Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.4, for delivery to Seller at Closing as provided herein:
(a)    The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.4;
(b)    Four (4) counterparts of the General Conveyance, duly executed by Purchaser;
(c)    One (1) counterpart of the form of the REA Notice Letter(s), duly executed by Purchaser;
(d)    Evidence reasonably satisfactory to the Title Company that the person executing the Closing Documents on behalf of Purchaser has full right, power, and authority to do so;
(e)    An original of the Preliminary Change of Ownership Report in accordance with California Revenue and Taxation Code Section 480.3;
(f)    Four (4) counterparts of each of the Assignment Agreement, the Assignment and Assumption of Successor Project Labor Agreement, the Assignment and Assumption of Tax Payment Agreement, and the Tax Allocation Debt Promissory Note, duly executed by Purchaser;
(g)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the “Closing Statement” as that term is defined in Section 10.4, duly executed by Purchaser; and
(h)    Such other transfer and tax forms, if any, as may be required by state and local Authorities as part of the transfer of the Property.

Section 9.3    Seller’s Closing Obligations. Seller, at its sole cost and expense, will deliver (i) the following items (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), and (o) in escrow with the Title Company pursuant to Section 4.4 on or before the Deposit Time, and (ii) upon receipt of the Purchase Price, Seller shall deliver items (f), (g) and (h) to Purchaser at the Property:
(a)    A Grant Deed substantially in the form attached hereto as Exhibit I, duly executed and acknowledged by Seller (the “Deed”), which Deed shall be delivered to Purchaser by the Title Company agreeing to cause same to be recorded in the Official Records;
(b)    Four (4) counterparts of the General Conveyance, Bill of Sale, Assignment and Assumption substantially in the form attached hereto as Exhibit H (the “General Conveyance”), duly executed by Seller;
(c)    One (1) counterpart of the form of REA Notice Letter, duly executed by Seller;
(d)    Evidence reasonably satisfactory to the Title Company that the person executing the Closing Documents on behalf of Seller has full right, power and authority to do so, and evidence that Seller is duly organized and authorized to execute this Agreement and all other documents required to be executed by Seller hereunder;
(e)    A certificate in the form attached hereto as Exhibit J (“Non-Foreign Entity Certification”) from Seller certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;
(f)    The Personal Property;
(g)    All original Licenses and Permits, Service Contracts and the Lease in Seller’s possession and control;
(h)    All keys to the Improvements which are in Seller’s possession;
(i)    Such other transfer and tax forms, if any, as may be required by state and local Authorities as part of the transfer of the Property;
(j)    A Withholding Exemption Certificate, Form 593-C, or in the event that Seller is a non-California resident, a certificate issued by the California Franchise Tax Board, pursuant to Revenue and Taxation Code Sections 18805 and 26131, stating either the amount of withholding required from Seller’s proceeds or that Seller is exempt from such withholding requirement (the “Form 593”) duly executed by Seller;
(k)    Four (4) counterparts of each of the Assignment Agreement, the Assignment and Assumption of Successor Project Labor Agreement, and the Assignment and Assumption of Tax Payment Agreement, duly executed by Seller;
(l)    If required by the Title Company, an owner’s affidavit or certificate to facilitate the issuance of any title insurance sought by Purchaser in accordance with the terms hereof in connection with the transactions contemplated hereby (provided the same does not increase in any material respect the liability of Seller in a manner not otherwise provided for herein);
(m)    To the extent received by Seller, the Acceptable Association Estoppel and the Additional REA and CCR Estoppels;
(n)    An agreement in the form of Exhibit P attached hereto duly executed by Seller; and
(o)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the Closing Statement duly executed and delivered by Seller (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).
Section 9.4    Prorations.
(a)    Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Time”), the following (collectively, the “Proration Items”): real estate and personal property taxes and assessments for the year in which Closing occurs, utility bills (except as hereinafter provided), collected Rentals (subject to the terms of (b) below) and operating expenses payable by the owner of the Property (on the basis of a 365 day year, actual days elapsed). Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval (which approval shall not be unreasonably withheld) two (2) days prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Time, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums (except to the extent covered by the proration of Operating Expense Recoveries), and Seller’s insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Time, in which event no proration will be made at the Closing with respect to utility bills (except to the extent covered by the proration of Operating Expense Recoveries). Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. A final reconciliation of Proration Items shall be made by Purchaser and Seller on or before the last day of the Survival Period (herein, the “Final Proration Date”). The provisions of this Section 10.4 will survive the Closing until the Final Proration Date, and in the event any items subject to proration hereunder are discovered prior to the Final Proration Date, the same shall be promptly prorated by the parties in accordance with the terms of this Section 10.4.
(b)    Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Closing Time) of all Rentals previously paid by Tenant to Seller and attributable to any period following the Closing Time. “Rentals” includes fixed monthly rentals, parking rentals and charges, additional rentals, percentage rentals, escalation rentals (which include Tenant’s proportionate share of building operation and maintenance costs and expenses as provided for under the Lease), retroactive rentals, administrative charges, utility charges, association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable to Seller under the Lease. Rentals are “Delinquent” if they were due prior to the Closing Time and payment thereof has not been made on or before the Closing Time. Delinquent Rentals will not be prorated. Seller shall have the right to pursue Delinquent Rentals after Closing. With respect to any Delinquent Rentals received by Purchaser within the Survival Period, Purchaser shall pay to Seller any rent or payment actually collected during the Survival Period properly attributable to the period prior to the Closing Time. All sums collected by Purchaser during the Survival Period, from Tenant (excluding Tenant payments for Operating Expense Recoveries attributable to the period prior to the Closing Time and tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below, all of which shall be payable to and belong to Seller in all events, notwithstanding anything herein to the contrary) will be applied first to amounts currently owed by Tenant to Purchaser (including Delinquent Rentals attributable to the period after the Closing Time), then any collection costs of Purchaser related to Tenant, and then to prior delinquencies owed by Tenant to Seller. Any sums collected by Purchaser and due to Seller will be promptly remitted to Seller, and any sums collected by Seller and due to Purchaser will be promptly remitted to Purchaser.
(c)    Seller will prepare a reconciliation as of the Closing Time of the amounts of all billings and charges for operating expenses and taxes for calendar years 2018 and 2019 that are chargeable to Tenant under the Lease through the Closing Time (collectively, “Operating Expense Recoveries”). If the actual, aggregate amounts that have been collected under the Lease for Operating Expense Recoveries for calendar years 2018 and 2019 constitute a lesser amount than would have been owed by Tenant if the reconciliation under the Lease was completed as of the Closing Time based on the operating expenses incurred by Seller for calendar year 2018 and 2019 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Purchaser will pay such difference to Seller at Closing as an addition to the Purchase Price. If the actual, aggregate amounts that have been collected under the Lease for Operating Expense Recoveries for calendar years 2018 and 2019 constitute a greater amount than would have been owed if the reconciliation under the Lease was completed as of the Closing Time based on the operating expenses incurred by Seller for calendar years 2018 and 2019 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Seller will pay to Purchaser at Closing as a credit against the Purchase Price equal to such excess collected amount. The foregoing shall not alter Seller’s or Tenant’s liability to each other under the Lease with respect to such Operating Expense Recoveries paid to Seller and/or owing to Seller prior to the Closing, including, by way of illustration only, the right of the Tenant under the Lease to audit Operating Expenses (as defined in the Lease).

(d)    With respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser or Seller after the Closing Time but expressly state they are for such specific services rendered by Seller or its property manager prior to the Closing Time, Purchaser shall cause such collected amounts to be paid to Seller, or Seller may retain such payment if such payment is received by Seller after the Closing Time.
(e)    Real and personal property taxes and taxes and assessments pursuant to any Mello-Roos District affecting the Property (including the CFDs) shall be prorated on the basis that Seller is responsible for (a) all such taxes for the fiscal year of the applicable taxing authorities occurring before the Current Tax Period, and (b) that portion of such taxes for the Current Tax Period determined on the basis of the number of days that have elapsed from the first day of the Current Tax Period to the Closing Date, inclusive, whether or not the same shall be payable before the Closing. If as of the Closing the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated cannot be ascertained, then rates and assessed valuation of the previous year, with known changes, shall be used, and when the actual amount of taxes and assessments for the year or years in question shall be determinable, then such taxes and assessments will be re-prorated between the parties to reflect the actual amount of such taxes and assessments. Notwithstanding the foregoing, to the extent Tenant is responsible for reimbursement or payment of such taxes and assessments pursuant to the Lease, the amount payable by Tenant in excess of base year taxes shall not be prorated except to the extent that Seller has received estimated payments and has not yet applied the same to the tax or assessment to which Tenant’s reimbursement or payment under the Lease is attributed.
Section 9.5    Delivery of Real Property. Upon completion of the Closing, Seller will relinquish to Purchaser any possessory interest in the Real Property and Improvements arising from its reversionary interest therein, subject only to the Lease and the Permitted Exceptions.
Section 9.6    Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:
(a)    Purchaser will pay (i) all premium and other incremental costs for obtaining the Title Policy and all endorsements thereto, (ii) all premiums and other costs for any mortgagee policy of title insurance, including but not limited to any endorsements or deletions, (iii) Purchaser’s attorney’s fees, (iv) all of the Title Company’s escrow and closing fees, if any, (v) the costs of any update, modification, or recertification of the Survey, (vi) any mortgage recording tax relating to mortgages or deeds of trust placed upon the Property by Purchaser, and (vii) any recording fees.
(b)    Seller will pay (i) the initial cost of the Survey, (ii) Seller’s attorneys’ fees, (iii) any Transfer Taxes imposed on the sale of the Real Property by Seller to Purchaser (but not on any financing, nor on the Subsequent Sale Transaction, if any), and (iv) prepayment penalties or premiums incurred by Seller with respect to prepaying the Property’s existing mortgage indebtedness at Closing (if any).

(c)    Any other costs and expenses of Closing not provided for in this Section 10.6 shall be allocated between Purchaser and Seller in accordance with the custom in the county in which the Real Property is located.
(d)    If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the party incurring same.
Section 9.7    Post-Closing Delivery of Notice Letters. Immediately following Closing, Purchaser will deliver to each party required to receive notice under any REAs, covenants and CC&Rs, including without limitation, the Parking Structure Easement Agreement, (via messenger or certified mail, return receipt requested) a written notice executed by Purchaser and Seller (i) acknowledging the sale of the Property to Purchaser, and (ii) acknowledging that Purchaser has assumed Seller’s obligations under the operative document (the “REA Notice Letters”). Purchaser shall provide to Seller a copy of each REA Notice Letter promptly after delivery of same, and proof of delivery of same promptly after such proof is available.
Section 9.8    General Conditions Precedent to Purchaser’s Obligations Regarding the Closing. The obligation of Purchaser to close the transaction hereunder shall be conditioned upon the satisfaction of the following conditions, any of which may be waived by written notice from Purchaser to Seller:
(a)    Seller shall have performed or complied in all material respects with all of the obligations of Seller set forth in Section 10.3 as of the Closing Date;
(b)    The Title Company shall be irrevocably committed to issue the Title Policy as provided in Section 6.3 in the form attached hereto as Exhibit O;
(c)    Seller shall have cured all Must-Cure Matters;
(d)    Purchaser shall have received the Acceptable Association Estoppel to the extent required under Section 7.4;
(e)    Seller shall have provided the Title Company and Purchaser either (i) an acknowledgement from the Prior Purchaser that it has no claim to purchase the Property or (ii) such other agreement, document, or evidence, sufficient to allow the Title Company to issue the Title Policy without exception for Must Cure Matter (iv) described in Exhibit L; and
(f)    Subject to Section 10.9, each of the representations and warranties of Seller contained in this Agreement shall be true and correct (determined without regard to any qualification by any of the terms “material” therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date, without regard to any such qualifications therein), except with respect to Authorized Qualifications and Immaterial Events.

The term “Authorized Qualifications” shall mean any qualifications to the representations and warranties made by Seller in Section 8.1 to reflect (i) new Service Contracts which must be terminable upon the Closing, and/or Service Contract amendments which do not extend beyond the Closing, executed by Seller in accordance with this Agreement, (ii) any action taken by Seller in accordance with the Lease, Service Contracts, or Permitted Exceptions as authorized by this Agreement, and (iii) a Lease default by Tenant or the bankruptcy of Tenant occurring after the Effective Date. The term “Immaterial Events” shall mean facts or events that do not result in a loss of value, damage, claim or expense in excess of $250,000. Authorized Qualifications and Immaterial Events shall not constitute a default by Seller or a failure of a condition precedent to Closing.
Section 9.9    Breaches of Seller’s Representations Prior to Closing.
(a)    If, prior to the Closing, there occurs or exists a breach of a representation or warranty of Seller that in the aggregate with all other such breaches has the effect of constituting Authorized Qualifications and/or Immaterial Events, then Purchaser shall have no remedy therefor and must proceed to the Closing with no adjustment of the Purchase Price and Seller shall have no liability therefor. If, prior to the Closing, a breach (which is not the result of an Authorized Qualification or an Immaterial Event) occurs for which the damage from all Claims for such breaches is greater than $250,000 (“Material Breach”), then Purchaser may, as its sole and exclusive remedy under this Agreement, upon the delivery of written notice of such breach to Seller either (i) proceed to close the purchase of the Property without adjustment of the Purchaser Price on account of such asserted breach (and with no liability to Seller) and waive any claims against Seller for such Claims with respect to such breach; or (ii) terminate this Agreement by the giving of the written notice to Seller of same, in which event this Agreement will terminate as of the expiration of the Termination Nullification Period if Seller doesn’t deliver a Termination Nullification Notice, in which case the Earnest Money Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser up to a maximum of $100,000 for Seller’s actual third party costs in connection with the transaction contemplated by this Agreement, provided, if Purchaser does not exercise its right to terminate this Agreement on or before the earlier of (1) Closing or (2) the date that is five (5) Business Days after Purchaser becomes aware of such facts or events, then Purchaser shall be deemed to have elected to waive the condition and proceed to Closing.
(b)    Notwithstanding Section 10.9(a), if Purchaser has elected to terminate this Agreement, Seller may nullify such termination within ten (10) Business Days after receipt by Seller of such notice from Purchaser (or the earlier of the Closing Date) electing to terminate this Agreement (the “Termination Nullification Period”) by (x) delivering to Purchaser a notice nullifying such termination (a “Termination Nullification Notice”) and (y) either (1) crediting the Purchase Price in the amount of the alleged Claims (the “Material Breach Credit”), in which event Purchaser shall be required to purchase the Property without further adjustment to the Purchase Price under this Section 10.9 or (2) if Seller disputes that Purchaser is entitled to terminate this Agreement under this Section 10.9 because Seller asserts that either (I) no such breach has occurred or exists, (II) the asserted breach is not a Material Breach and/or (III) the amount of the alleged Claims exceeds the diminution in the value of the Property or other loss, damage, cost or expense directly resulting from such breach (a “Claim Dispute”), Seller may deliver a Claims Dispute Notice (as defined below) and deposit with Title Company upon Closing as described in Section 10.9(c) below, an amount equal to the Material Breach Credit, in which event Purchaser shall be required to close the purchase of the Property without further adjustment of the Purchase Price, and such dispute shall be resolved after Closing pursuant to Section 10.9(d) below. Notwithstanding the foregoing, Seller shall not have the right to give a Termination Nullification Notice if the total amount of all alleged Claims exceed $5,000,000 (in Purchaser’s good faith and reasonable estimate).
(c)    If, prior to the Closing, Purchaser serves a notice of a Claim asserting a Material Breach and Seller has given a Termination Nullification Notice in accordance with Section 10.9(b), Seller may dispute such notice of a Claim by delivering written notice to Purchaser in the manner herein provided (a “Claim Dispute Notice”). A Claim Dispute Notice shall be given at or prior to the Closing. If Seller has given a Termination Nullification Notice but does not deliver a Claim Dispute Notice, then the parties shall proceed with the Closing as described in Section 10.9(b) and the Purchase Price shall be reduced by the Material Breach Credit. If Seller has given a Termination Nullification Notice and delivers a Claim Dispute Notice, then Seller shall deposit with Title Company at the Closing an amount equal to the Material Breach Credit (the “Escrow Funds”), to be held in escrow pending a resolution of the Claim Dispute by the Arbiter in accordance with the terms set forth in an escrow agreement to be entered into by the parties at the Closing (the form of which to be reasonably agreed by the parties), until the earlier to occur of (i) written agreement of Seller and Purchaser with respect to the disposition of the Escrow Funds, or (ii) a resolution of the Claim Dispute made by the Arbiter pursuant to Section 10.9(d) below. Seller may direct that a portion of the Purchase Price to be paid at Closing be paid to Title Company to serve as the Escrow Funds. Provided Seller has deposited the Escrow Funds with Title Company pending resolution of the Claim Dispute as hereinabove provided, Purchaser shall be required to close title to the Property without adjustment of the Purchase Price on account of the breach in the Claim Dispute.
(d)    The Claim Dispute as set forth in Seller’s Claim Dispute Notice shall be resolved by the arbitration procedure set forth below. Seller shall within ten (10) Business Days after the Closing submit in writing to Purchaser (i) the amount, if any, by which Seller believes the total value of the Property has been diminished or such other loss, damage, cost or expense by reason of the breach claimed by Purchaser (“Seller’s Claimed Damage”) or (ii) that Seller believes no reduction of the value of the Property or such other loss, damage, cost or expense has occurred. The parties shall attempt in good faith to agree upon an individual acceptable to each party to act as arbiter (the “Arbiter”) of the Claim Dispute. If, after expiration of twenty (20) days following Seller’s delivery of a Claim Dispute Notice, the parties are unable to agree upon the selection of the Arbiter, either party may request that an office of the American Arbitration Association in the city and/or county in which the Property is located select a retired jurist or other individual having substantial experience in dispute resolution of commercial real estate matters (who is impartial and has no existing or historical personal or professional relationship with Seller, Purchaser or their respective affiliates) to act as Arbiter. Within ten (10) days after selection of an Arbiter, each party shall deliver to the Arbiter all instruments, documents and other materials forming the basis for the existence or non-existence of a breach or the calculation of the amount of the Claims alleged by Purchaser (“Purchaser’s Claimed Damage”) or Seller’s Claimed Damage, as applicable. Within twenty (20) days of receipt of the submission of such documents and other instruments from both Seller and Purchaser, the Arbiter shall determine whether (x) such a breach has occurred, (y) if so, whether the same constitutes a Material Breach and (z) if a Material Breach has occurred, which of the Purchaser’s Claimed Damage or Seller’s Claimed Damage most closely reflects the actual diminution, if any, in the value of the Property resulting from the Material Breach found to exist. If the Arbiter determines that a Material Breach has occurred, the Arbiter shall have no authority to select an amount which is not either the Purchaser’s Claimed Damage or Seller’s Claimed Damage (the amount actually selected by the Arbiter whether none (if no Material Breach occurred), the Purchaser’s Claimed Damage or the Seller’s Claimed Damage is hereinafter referred to as the “Final Damage”). If the determination of the Arbiter hereunder is that there did not occur a Material Breach, the entire amount of the Escrow Funds shall be paid to Seller in accordance with the Escrow Agreement. If the determination by the Arbiter is that a Material Breach exists and the Arbiter selects (1) the Purchaser’s Claimed Damage, then the Escrow Funds shall be paid to the Purchaser in accordance with the Escrow Agreement or (2) Seller’s Claimed Damage, then a portion of the Escrow Funds in the amount of Seller’s Claimed Damages shall be paid to the Purchaser and the balance of the Escrow Funds shall be paid to Seller, in each case in accordance with the escrow agreement to be agreed by the parties. The determination of the Arbiter hereunder shall be final and binding in all respects against all parties to this Agreement. Purchaser shall in no event be entitled to a credit or any other recourse against Seller for any sum in excess of the Escrow Funds with respect to any Material Breach. The costs and expenses of arbitration hereunder (including the fees and disbursements of the Arbiter) shall be paid by the party whose calculation of diminution in value of the Property resulting from the subject breach shall not have been selected, (i.e. if the Arbiter finds in favor of Seller’s Claimed Damage, Purchaser shall pay the arbitration costs and if the Arbiter finds in favor of the Purchaser’s Claimed Damage, Seller shall pay the arbitration costs), or if the dispute is as to the existence of such a breach, such costs shall be paid by the losing party. Notwithstanding the foregoing, if interim payments are required to be made on account of such costs prior to the determination by the Arbiter, such interim payments shall be funded equally by Seller and Purchaser, subject to reimbursement of the prevailing party by the losing party upon the Arbiter’s final determination hereunder.
(e)    Notwithstanding anything to the contrary herein contained, from and after the date of Closing, with respect to any asserted breach of Seller’s representations and warranties, Seller shall have no liability to Purchaser with respect to such breach under this Agreement if Purchaser has received a credit against the Purchase Price with respect to such breach whether pursuant to this Section 10.9 above or otherwise, or there is pending a Claim Dispute with respect to such breach in respect of which there have been deposited Escrow Funds pursuant to this Section 10.9 on account of such asserted breach (except, in the case of such a Claim Dispute, for the Purchaser’s Claimed Damage or Seller’s Claimed Damage as determined pursuant Section 10.9(d)). Nothing in this Agreement alters Tenant’s rights against Seller under the Lease, and to the extent any alleged Claim constitutes a breach of Seller’s obligations as landlord under the Lease, the dispute resolution provisions set forth in the Lease, rather than those set forth in Section 10.9(d) above, shall control, except to the extent provided in Section 2.4(c).
Section 9.10    General Conditions Precedent to Seller’s Obligations Regarding the Closing. The obligation of Seller to close the transaction hereunder shall be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Seller to Purchaser:

(a)    Purchaser shall have performed or complied in all material respects with all of the covenants and obligations of Purchaser set forth in Section 10.2, as of the Closing Date; and
(b)    The representations and warranties of Purchaser made in Section 8.2 shall be true and correct in all material respects.
Section 9.11    Failure of Condition. If any condition precedent to Seller’s obligation to effect the Closing (as set forth in Section 10.10) is not satisfied by the Closing Date, then Seller shall be entitled to terminate this Agreement or extend the Closing Date once for up to five (5) Business Days to allow Purchaser to satisfy such condition precedent (in which case, Purchaser shall in good faith expeditiously try to cure such condition precedent during such five (5) Business Day extension) by notice thereof to Purchaser and the Title Company. If any condition precedent to Purchaser’s obligation to effect the Closing (as set forth in Section 10.8) is not satisfied by the Closing Date, subject to Section 10.9, then Purchaser shall be entitled to terminate this Agreement, or extend the Closing Date once for up to five (5) Business Days to allow Seller to satisfy such condition precedent (in which case, Seller shall in good faith expeditiously try to cure such condition precedent during such five (5) Business Day extension), by notice thereof to Seller and the Title Company. If either party elects to extend the Closing Date for five (5) Business Days pursuant to this Section 10.11 and the condition precedent for which the Closing Date is extended is not satisfied or waived during such period, then such party shall have the right to terminate this Agreement by notice thereof to the other party and the Title Company. If this Agreement is so terminated, then Purchaser shall be entitled to receive the Earnest Money Deposit and no party shall have any further obligations hereunder, except for Termination Surviving Obligations, provided that, notwithstanding the foregoing, if the applicable conditions precedent are not satisfied due to a default by Seller or Purchaser hereunder, then Article XIII shall govern and this Section 10.11 shall not apply.
ARTICLE X
BROKERAGE
Section 10.1    Brokers. Seller agrees to pay to Eastdil Secured (“Broker”) a real estate commission at Closing (but only in the event of Closing in strict compliance with this Agreement) pursuant to a separate agreement. Purchaser and Seller will indemnify, defend and hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person asserting its entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby.
ARTICLE XI
SUBSEQUENT SALE TRANSACTION
Section 11.1    Subsequent Sale Transaction. Seller acknowledges that if Purchaser at any time following the Closing sells the Property to a third party (a “Subsequent Purchaser”) pursuant to a separate purchase and sale agreement (a “Subsequent Sale Transaction”), any such sale shall not be subject to Seller’s consent or other rights under Article 18 of the Lease or Section 15.1 of this Agreement. The terms of this Section 12.1 shall survive the Closing.

ARTICLE XII
REMEDIES
Section 12.1    Default by Seller. If Closing of the purchase and sale transaction provided for herein does not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedies under this Agreement, (a) elect by written notice to Seller and the Title Company to extend the Closing for up to five (5) Business Days to allow Seller to cure such default; and (b) either (i) elect by written notice to Seller within ten (10) Business Days following the scheduled or extended Closing Date to terminate this Agreement, in which event Purchaser will receive from the Title Company the Earnest Money Deposit and Seller shall reimburse Purchaser up to a maximum of $100,000 for Seller’s actual third party costs in connection with the transaction contemplated by this Agreement, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations, or (ii) elect to pursue specific performance of this Agreement so long as such action by Purchaser against Seller shall be filed and served within thirty (30) days after the scheduled Closing Date. In any event, Purchaser hereby waives all other remedies under this Agreement, including without limitation, any claim against Seller for damages of any type or kind, including without limitation, consequential or punitive damages. Unless otherwise expressly required pursuant to this Agreement, in no event shall Seller be obligated to undertake any of the following under this Agreement (i) change the condition of the Property or restore the same after any fire or casualty; (ii) expend money or post a bond to remove or insure over anything other than a Must-Cure Matter or to correct any matter shown on a survey of the Property; (iii) secure any permit, approval, or consent with respect to the Property or Seller’s conveyance thereof; or (iv) expend any money to repair, improve or alter the Improvements or any portion thereof. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any of the Closing Surviving Obligations after Closing or the Termination Surviving Obligations after termination, subject to the terms and provisions of this Agreement.
Section 12.2    DEFAULT BY PURCHASER. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN (TIME BEING OF THE ESSENCE) BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. PURCHASER AND SELLER HEREBY AGREE THAT (i) AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT, TOGETHER WITH ALL INTEREST ACCRUED THEREON, IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY, AND (ii) THE TITLE COMPANY SHALL PAY THE EARNEST MONEY DEPOSIT, TOGETHER WITH ALL INTEREST ACCRUED THEREON, TO SELLER AND WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER’S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, AND WILL BE SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR ANY DEFAULT OF PURCHASER RESULTING IN THE FAILURE OF CONSUMMATION OF THE CLOSING, WHEREUPON THIS AGREEMENT WILL

TERMINATE AND SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.2 HEREIN WILL LIMIT SELLER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY PURCHASER OF ANY OF THE CLOSING SURVIVING OBLIGATIONS AFTER CLOSING OR THE TERMINATION SURVIVING OBLIGATIONS AFTER TERMINATION. IN ADDITION, PRIOR TO TERMINATING THIS AGREEMENT, SELLER SHALL HAVE THE RIGHT TO ELECT BY WRITTEN NOTICE TO PURCHASER AND THE TITLE COMPANY TO EXTEND THE CLOSING FOR UP TO FIVE (5) BUSINESS DAYS TO ALLOW PURCHASER TO CURE SUCH DEFAULT.
THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.
SELLER’S INITIALS: _______         PURCHASER’S INITIALS: _______
Section 12.3    Consequential and Punitive Damages. Seller and Purchaser each waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement (it being understood that Seller and Purchaser each have waived the right to obtain incidental, special, exemplary or consequential damages in connection with any default of Purchaser or Seller respectively, or otherwise, which, in the case of the waiver by Purchaser, include, without limitation, loss of profits or inability to secure lenders, investors or buyers). Damages arising under the Lease shall be governed by the provisions of that document, and not by the provisions of this Section 13.3.
ARTICLE XIII
NOTICES
Section 13.1    Notices. Subject to the provisions of Section 5.4 with regard to the delivery of any Termination Notice, all notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) electronic mail (received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of electronic mail transmission, upon receipt if on a Business Day and, if not on a Business Day, on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

To Purchaser:	The Gap, Inc. 2 Folsom Street
San Francisco, CA 94105
Attn: Kevin E. Solliday
Email:    Kevin_Solliday@Gap.com

with copy to:	Reed Smith LLP 101 2nd Street San Francisco, CA 94105 Attn: Paul R. Mohun
Email:    pmohun@reedsmith.com

with copy to:	The Gap Inc. 2 Folsom Street San Francisco, CA 94105 Attn: Venessa Henlon, Esq. Email: Venessa_Henlon@Gap.com

To Seller:	Hines Global REIT 550 Terry Francois LP
c/o Hines Global REIT Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: Kevin McMeans
Email: kevin.mcmeans@hines.com
with copy to:    Hines Global REIT 550 Terry Francois LP
            c/o Hines Global REIT Advisors Limited Partnership
            2800 Post Oak Boulevard, Suite 4800
            Houston, Texas 77056
            Attn: Jason P. Maxwell – General Counsel
Email: jason.maxwell@hines.com
with copy to:    Baker Botts L.L.P.
2001 Ross Avenue, Suite 1200
Dallas, Texas 75201
Attn:    Jonathan W. Dunlay
Email:    jon.dunlay@bakerbotts.com

ARTICLE XIV
ASSIGNMENT AND BINDING EFFECT

Section 14.1    Assignment; Binding Effect. Purchaser will not have the right to assign this Agreement, or any ownership interests in Purchaser, without Seller’s prior written consent in Seller’s sole and absolute discretion; provided, however, that Purchaser may assign its rights under this Agreement to a wholly-owned subsidiary of Tenant controlled solely by Tenant, without the consent of Seller. No assignment shall relieve Purchaser of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.
Section 14.2    1031 Exchange. Notwithstanding anything to the contrary in Section 15.1, Seller and Purchaser acknowledge that it may be either party’s intent to pursue a like-kind exchange of property under Section 1031 of the Code. In such event, a party may, assign certain rights that it has under this Agreement, including its right to sell or acquire the Property pursuant to this Agreement, to one or more qualified intermediaries, and to provide notice of such assignment to the other party. In connection with any such assignment the non-assigning party shall reasonably cooperate with the assigning party to effectuate an exchange, provided that (a) such assignment and exchange shall not reduce, modify, release or otherwise affect the assigning party’s obligations and liabilities hereunder, (b) such assignment and exchange not shall delay the Closing hereunder, (c) no party shall incur any costs in connection with such assignment or exchange of the other party, (d) the assigning party agrees to save, indemnify, protect and defend the other party (with counsel reasonably satisfactory to such other party) from and against and hold the other party harmless from any and all expenses and/or liabilities arising from such assignment and exchange and the other party shall not be required to take title to any other property, and (e) no party shall have any responsibility and makes no representations or warranties with respect to the legal effects or tax effects of such exchange or any documents used to effect such exchange by the other party.
ARTICLE XV
LIMITATIONS ON SURVIVAL AND LIABILITY
Section 15.1    Survival of Representations, Warranties and Covenants.
(a)    Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties and covenants of Seller set forth in this Agreement and Seller’s liability under any provision of this Agreement, and under any Closing Document, will survive the Closing only until the end of the Survival Period. Purchaser shall not have any right to bring any action against Seller as a result of (i) any untruth, inaccuracy or breach of such representations, warranties, or covenants under this Agreement or any Closing Document, or (ii) the failure of Seller to perform its obligations under any other provision of this Agreement or under any other document or agreement executed in connection with this Agreement, including all documents and agreements executed at Closing (“Closing Documents”), (x) unless Purchaser has delivered written notice of such untruth, inaccuracy, breach or failure within the Survival Period, and (y) unless and until the aggregate amount of all liability and losses arising out of all such untruths, inaccuracies, breaches and failures exceeds Two Hundred Fifty Thousand and No/100 Dollars ($250,000), and then only to the extent of such excess. In addition, in no event will Seller’s liability for all such untruths, inaccuracies, breaches, and/or failures under Section 8.1, any other provision of this Agreement or under any Closing Documents exceed, in the aggregate, one percent (1%) of the Purchase Price.
(b)    Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains knowledge (from whatever source, as a result of Purchaser’s review of the Due Diligence Items and its due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations, warranties or covenants, or agreements herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.
(c)    Subject to Sections 16.1(a) and Section 16.1(b), the Closing Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller and Purchaser under this Agreement will not survive the Closing Date but will be merged into the Closing Documents delivered at the Closing. The Termination Surviving Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement.
(d)    The limitations on Seller’s liability contained in this Article XVI are in addition to, and not limitation of, any limitation on liability provided elsewhere in this Agreement or by law.
ARTICLE XVI
MISCELLANEOUS
Section 16.1    Waivers; Amendments. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act. This Agreement may not be amended except in a writing signed by both Seller and Purchaser.
Section 16.2    Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys’ fees and costs resulting therefrom, subject, however, in the case of Seller, to the limitations set forth in Section 16.1 above. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.
Section 16.3    Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof. Without limiting the foregoing, Purchaser acknowledges that Purchaser has no, and waives any, right to extend the Closing Date, except to extent expressly provided for in this Agreement.
Section 16.4    Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. Except as provided in Section 5.4, and except for the definition of “Contingency Date”, in the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.
Section 16.5    Counterparts; Electronic Signatures Binding. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original, faxed or electronic mail (in .PDF or similar file) counterparts will collectively constitute a single agreement, and such signatures shall be legally binding upon the party sending the signature by such electronic means immediately upon being sent by such party.
Section 16.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Without limiting the foregoing, if the limitation on the time period for bringing claims being limited to the Survival Period is held by a court to be unenforceable, Purchaser and Seller hereby agree that the applicable limitations period for bringing claims under this Agreement shall be reduced to the shortest period permitted under applicable law. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 16.7    Entire Agreement. This Agreement constitutes the final expression of, and contain the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings (oral or written) with respect thereto; provided, however, that nothing contained herein shall affect or supersede any provision in the Lease (including, without limitation, the ROFO, except to the extent expressly set forth in Section 2.4(c)). This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.
Section 16.8    Governing Law and Venue. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ANY ACTION IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED IN THE STATE OR FEDERAL COURTS THAT ARE SEATED IN SAN FRANCISCO, CALIFORNIA, AND THE PARTIES HEREBY CONSENT AND AGREE TO THE JURISDICTION OF SUCH COURTS.
Section 16.9    No Recording. The parties hereto agree that neither this Agreement nor any affidavit concerning it will be recorded; provided, however, that this Section 17.9 shall not prohibit Purchaser or Tenant from recording a lis pendens.
Section 16.10    Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.
Section 16.11    No Other Inducements. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

Section 16.12    Exhibits. The following exhibits are incorporated herein by reference:

Exhibit A	Legal Description
Exhibit B	Service Contracts
Exhibit C	Intentionally Omitted
Exhibit D	Intentionally Omitted
Exhibit E	Lawsuits, Default Notices, Notices of Violations, Condemnations
Exhibit F	List of Lease Documents
Exhibit G-1	Intentionally Omitted
Exhibit G-2	Intentionally Omitted
Exhibit H	General Conveyance, Bill of Sale, Assignment and Assumption
Exhibit I	Deed
Exhibit J	Non-Foreign Entity Certification
Exhibit K	Estoppel Certificate (Terry Francois Parking Structure Easement Agreement)
Exhibit L	Must-Cure Matters
Exhibit M-1	Assignment Agreement
Exhibit M-2	Assignment and Assumption of Successor Project Labor Agreement
Exhibit M-3	Assignment and Assumption of Tax Payment Agreement
Exhibit M-4	Tax Allocation Debt Promissory Note
Exhibit N	Development Entitlements
Exhibit O	Pro Forma Title Policy
Exhibit P	Agreement
Section 16.13    No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.
Section 16.14    Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.
Section 16.15    Exculpation. In no event whatsoever shall recourse be had or liability asserted against any of Seller’s partners, members, shareholders, employees, agents, directors, officers or other owners of Seller or their respective constituent members, partners, shareholders, employees, agents, directors, officers or other owners. Seller’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Seller under this Agreement and the Closing Documents.
Section 16.16    Waiver of Jury Trial. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
Section 16.17    Environmental Covenant. Purchaser acknowledges that the Real Property is subject to the Environmental Covenant, and Purchaser hereby covenants to comply with the Environmental Covenant after the Closing. Without limiting the generality of the foregoing, the Environmental Covenant requires all Owners and Occupants (as therein defined) to include the following statement in all purchase agreements or leases (or other grant of right or possession) relating to the Real Property:

“a.    The land described herein may contain hazardous materials in soils and in the ground water under the property, and is subject to a deed restriction (Covenant and Restriction) dated as of February 23, 2000, and recorded on March 21, 2000, in the Official Records of San Francisco County, California, as Document No. 2000G748552, which Covenant and Restriction imposes certain covenants, conditions, and restrictions on usage of the property described herein. This statement is not a declaration that a hazard exists.

“b.    In all future leases, licenses, permits, or other agreements between, on the one hand, an Owner or Occupant, and, on the other hand, another entity, which authorizes such entity to undertake or to engage in activities that are subject to one or more requirements set forth in the Risk Management Plan (RMP), the contracting Owner or Occupant will provide a copy of the RMP or its relevant provisions prior to execution of such agreements and ensure that such agreements contain covenants that (a) such entity will comply with the RMP (to the extent the RMP applies to the entity’s activities); (b) such entity will obligate other entities with which it contracts for construction, property maintenance or other activities which may disturb soil or groundwater to comply with the applicable provisions of the RMP; and (c) such entity (and the entities with which it so contracts) will refrain from interfering with Owner’s or Occupant’s compliance with the RMP.

“c.    In all agreements between an Owner and another entity providing for access to the Property for the purpose of environmental mitigation, monitoring or remediation (“Environmental Responses”) by such entity, the Owner will provide that entity with a copy of the RMP prior to execution of such agreement and ensure that such agreements contain covenants by the entity that the entity will (a) comply with the RMP (to the extent the RMP applies to the entity's activities); and (b) obligate any person or company with which it contracts for Environmental Response that may disturb soil or groundwater to comply with the applicable provisions of the RMP.”
Section 16.18    RMP. Purchaser hereby acknowledges receipt of the RMP.
Section 16.19    San Francisco Soils Analysis Disclosure. Purchaser acknowledges and understands that the Real Property is located in an area of the City and County of San Francisco subject to the requirements of Article 20 of the San Francisco Public Works Code and Article 22A of the San Francisco Health Code, and in accordance with the requirements of Section 1233 of the San Francisco Health Code, Purchaser hereby acknowledges receipt of a summary of such Articles, a copy of which is attached to the RMP as Exhibit F.
Section 16.20    Community Facilities Districts. Purchaser acknowledges that, pursuant to the CFDs, a lien of Special Tax has been established with respect to the Property. Nothing herein shall be deemed to require Seller to reimburse Purchaser for any CFD Assessments, other taxes or public or private assessments that may now or hereafter be owing with respect to the Property, all of which shall be the sole responsibility of Purchaser, subject, however, to proration of the foregoing to the extent the same relate to the period prior to Closing. If requested by Seller, Purchaser shall execute additional instruments whereby Purchaser acknowledges the existence of the CFDs and that Purchaser is aware of the terms and conditions thereof.

Section 16.21    Intentionally Omitted.
Section 16.22    Intentionally Omitted.
Section 16.23    Development Easements - Following Closing. Upon and following the Closing, Purchaser shall, at the written request of Master Developer grant, consent to, convey or dedicate Development Easements, provided that such Development Easements (a) are required, in the sole determination of Master Developer, as applicable, for the development of other property in Mission Bay or to establish reasonable conditions, covenants and restrictions regulating the operation and maintenance of the Property or other property in Mission Bay; (b) will not materially and adversely affect the development of the Property; and (c) are materially consistent with the material terms of the Development Entitlements.
Section 16.24    Master Association and Transportation Management Association. Purchaser acknowledges that the owner of the Property is or will be a member of the Mission Bay Commercial Maintenance Corporation (“MBCMC”) and Purchaser is obligated to participate in a Transportation Management Association (the “TMA”) that was formed to implement and administer the Transportation System Management Plan for the Mission Bay Development Area. Purchaser further acknowledges that the Property is subject to the covenants, conditions and restrictions contained in the Master Commercial Declaration and to participation in the Master Association and TMA, and that Purchaser will be responsible for all assessments that may be owing with respect to the Property following the Closing with respect to the Master Association and TMA, and that Seller will be responsible for all assessments that may be owing with respect to the Property and are allocable to periods prior to the Closing with respect to the Master Association and TMA, which shall be prorated in accordance with Section 10.4.
Section 16.25    Project Labor Agreement. Purchaser acknowledges that Seller is a party to the Agreement Regarding Successor Project Labor Agreement. In connection with the Closing, Purchaser shall execute and deliver the Assignment of Successor Project Labor Agreement. After the Closing, Purchaser shall, if requested by the other parties to the Agreement Regarding Successor Project Labor Agreement or the Council (as defined in the Agreement Regarding Successor Project Labor Agreement), enter into an agreement in substantially the form of the Agreement Regarding Successor Project Labor Agreement.
Section 16.26    Parking Structure. A parking structure (the “Parking Structure”) constructed on Block 27 provides parking for Block 26a, Block 28, Block 27 and Block 26 (the owners of said Blocks are collectively referred to as the “Block 26/27 Owners”). The respective rights and obligations of each of the Block 26/27 Owners with respect to the use, operation and maintenance of the Parking Structure are set forth in that certain Easement Agreement dated as of December 14, 2007 and recorded in the Official Records on December 14, 2007 as Instrument No. 2007I502747, as amended (the “Parking Structure Easement Agreement”).

Section 16.27    Agency Approval of Transfers to Exempt Entities. Purchaser, on behalf of itself and its successors, agrees that during the Term (as defined in the South OPA) of the South OPA Purchaser will not Transfer the Property, or any portion thereof, to any entity for any use that is or could be exempt from property taxation without first obtaining (a) from such tax exempt entity a binding contractual commitment, in form and substance reasonably satisfactory to the Redevelopment Agency, the City of San Francisco, Mission Bay 526a/528 and Master Developer, obligating such entity to make a payment in lieu of taxes (“PILOT Agreement”) equal to the full amount of the property taxes that would have been assessed against the Property notwithstanding the ownership or use by a tax exempt entity, or (b) Purchaser entering into a PILOT Agreement, in form and substance reasonably satisfactory to the Redevelopment Agency, the City of San Francisco and Master Developer, for the benefit of the Redevelopment Agency and the City of San Francisco, requiring the full payment of property taxes (or a payment in lieu thereof in an amount equal to the property taxes) that would have been assessed against the Real Property notwithstanding such occupancy by such tax exempt entity, or (c) the written consent of the Redevelopment Agency, the City of San Francisco and Mission Bay 526a/528, in their respective sole discretion. Purchaser agrees not to request an adjustment to the Base Year Value for the South Plan Area (as defined in the South OPA) as a result of any permitted Transfer to an entity exempt from property taxation. For purposes hereof, “Base Year Value” means the aggregate assessed value of property within the South Plan Area on the assessment roll last equalized prior to the effective date of the ordinance adopting the Mission Bay South Redevelopment Plan (as defined in the South OPA) and the term “last equalized” has the meaning set forth in Section 2052 of the California Revenue and Taxation Code. Purchaser shall include in all agreements for the Transfer of the Property, or any portion thereof, a contractually binding provision requiring that unless the Redevelopment Agency, the City of San Francisco and Mission Bay 526a/528 in their respective sole discretion agree otherwise, any such Transferee (or subsequent Transferee of such Transferee) that is a tax-exempt entity enter into a PILOT reasonably satisfactory to the Redevelopment Agency, the City of San Francisco, Mission Bay 526a/528 and Master Developer consistent with this Section 17.28.
Section 16.28    Future Dedication. Purchaser shall cooperate reasonably with the Master Developer and its affiliated companies, successors and assigns in connection with the future dedication of South Street and any other property abutting the Real Property intended to be dedicated to the appropriate Governmental Authority.
Section 16.29    Transfer Notice. After the Closing, Seller shall send the notice required by Section 3.4 of the Environmental Covenant.
Section 16.30    Development Entitlements. Before the Contingency Date, Purchaser shall have reviewed the Development Entitlements, including, without limitation, the RMP and Environmental Covenant and related documents listed on Exhibit N attached hereto. Purchaser covenants to perform all obligations or other actions to be performed by Purchaser under this Agreement in accordance with the Development Entitlements and all Applicable Laws, and agrees that it shall be solely responsible for all fees and costs related to any development of the Property occurring after the Closing.
Section 16.31    Diversity Program.

(a)    Without limiting the generality of Section 17.30, Purchaser expressly acknowledges that it has received and reviewed the Program in Diversity/Economic Development Program, attached as Attachment H to the South OPA (the “Diversity Program”). Purchaser agrees to comply with all of the provisions of the Diversity Program applicable to the Property or Purchaser’s construction, use or development of the Property. Purchaser acknowledges that Schedule 4, Section I.C of the Diversity Program references the City-wide “First Source Hiring Program” (FSHP) adopted by the City and County of San Francisco August 3, 1998 and codified at San Francisco Administrative Code Sections 83.1-83.1(8). The FSHP is designed to identify entry-level positions associated with employees engaged in construction work for certain commercial development projects and to provide first interview opportunity to graduates of city-sponsored training programs. Purchaser acknowledges that its activities with respect to the Property are or may be subject to the FSHP, and that the FSHP and the Diversity Program may impose obligations on Purchaser, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals. Purchaser agrees to comply with any applicable requirements contained in the FSHP or the Diversity Program.
(b)    Purchaser expressly acknowledges that the Diversity Program provides for the arbitration of certain disputes under the circumstances therein set forth. Consequently, with respect thereto and as to the subject matter thereof, Purchaser agrees to be bound by the applicable arbitration provisions.
NOTICE: BY INITIALING IN THE SPACE BELOW, PURCHASER IS AGREEING TO HAVE ANY DISPUTE CONCERNING THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION SET FORTH IN THE DIVERSITY PROGRAM DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW, AND PURCHASER IS GIVING UP ANY RIGHTS IT MIGHT POSSESS TO HAVE A DISPUTE LITIGATED IN COURT OR A JURY TRIAL. BY INITIALING IN THE SPACE BELOW, PURCHASER IS GIVING UP ITS JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION REFERENCED ABOVE. IF PURCHASER REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, PURCHASER MAY BE COMPELLED TO ARBITRATE UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. PURCHASER’S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
PURCHASER HAS READ AND UNDERSTANDS THE FOREGOING AND AGREES TO SUBMIT DISPUTES CONCERNING THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION SET FORTH IN THE DIVERSITY PROGRAM TO A NEUTRAL ARBITRATOR.
_____________
Purchaser’s Initials
Section 16.32     Non-Discrimination. Without limiting the generality of Section 17.30, Purchaser acknowledges that the South OPA expressly provides that there shall be no discrimination against or segregation of persons or groups of persons or any employee or applicant for employment on account of race, color, creed, religion, national origin, ancestry, sex, marital or domestic partner status, familial status, lawful source of income (as defined in Section 3304 of the San Francisco Police Code), gender identity, sexual orientation, age or disability (including, without limitation, HIV/AIDS status) in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Property. All deeds, leases or contracts for the sale, lease, sublease or other transfer of all or any portion of the Property are required to contain the foregoing nondiscrimination and non-segregation provision.
Section 16.33    Mitigation Measures. Without limiting the generality of Section 17.30, Purchaser expressly acknowledges that the South OPA contains mitigation measures relating to the Property. Purchaser acknowledges that it will comply with and do all things necessary to perform the obligations of Owner (as defined in the South OPA) now or hereafter pertaining to the Property.
Section 16.34    No Confidentiality. Seller, Tenant and Purchaser affirm and acknowledge that in view of the preexisting relationship of Seller and Tenant as “Landlord” and “Tenant,” respectively, under the Lease, and Seller’s disclosure in public filings of the terms and conditions of the Prior Purchase Agreement, neither this Agreement, the transactions contemplated hereby, nor the terms, conditions and negotiations concerning the same shall be considered confidential, and Seller, Tenant and Purchaser shall be free to disclose the same to third parties in their sole and absolute discretion.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.
PURCHASER:

MB 550 TFB, Inc.,
a California corporation

By:        /s/ Arthur Peck
Name:     _Arthur Peck___________________
Title:     _CEO_______________________

By:        /s/ Teri List Stoll
Name:     _Teri List Stoll___________________
Title:     _CFO_______________________

SELLER:
HINES GLOBAL REIT 550 TERRY FRANCOIS LP,
a Delaware limited partnership

By:    Hines Global REIT 550 Terry Francois GP LLC,
a Delaware limited liability company,
its general partner

By: _/s/ Ryan T. Sims__________________
Name:__Ryan T. Sims_________________
Title: Manager

LIMITED JOINDER BY TENANT
THE GAP, INC., a Delaware corporation, referred to in this Agreement as the “Tenant,” hereby joins for the benefit of Seller in the foregoing agreement, but only to the following extent:
1.    It agrees to be bound by the provisions of Sections 2.4, 12.1, 15.1, and 17.1.
2.    It affirms the truth and accuracy, and on its own behalf independently makes, the warranties and representations of Purchaser set forth in Sections 2.4 and 8.2 and affirms that the Recitals are true and accurate.
THE GAP, INC.,
a Delaware corporation

By:        /s/ Arthur Peck
Name:     _Arthur Peck___________________
Title:     _CEO_______________________

By:        /s/ Teri List Stoll
Name:     _Teri List Stoll___________________
Title:     _CFO_______________________

JOINDER BY TITLE COMPANY
Commonwealth Land Title Insurance Company, referred to in this Agreement as the “Title Company,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser on the __________ day of January, 2019, and accepts the obligations of the Title Company as set forth herein. The Title Company hereby agrees to hold and distribute the Earnest Money Deposit, when and if made, and interest thereon, and Closing proceeds in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code.
COMMONWEALTH LAND TITLE INSURANCE COMPANY

By: __/s/ Barbara Laffer
Printed Name: Barbara Laffer
Title: Escrow Officer